UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 4)

REGISTRATION UNDER THE SECURITIES ACT OF 1933

SMART KIDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

7812
(Primary Standard Industrial Classification Code Number)

05-0554762
(I.R.S. Employer Identification Number)

9768-170 Street Suite 542 Edmonton, Alberta T5T5L4 (780) 222-6257
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Shergold
9768-170 Street
Suite 542
Edmonton, Alberta T5T5L4
 (780) 222-6257

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
Telephone: (732) 530-9007
Facsimile: (732) 530-9008

As soon as practicable after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	20,198,500	(1)	$1.00	$20,198,500	$794.00	(2)(3)

(1)	Pursuant to Rule 415 of the Securities Act, these securities are being offered by the Selling Stockholders named herein on a delayed or continuous basis.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (or the “SEC”), acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 19, 2009

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

20,198,500 Shares of Common Stock

SMART KIDS GROUP, INC.

$1.00 per Share

This prospectus relates to the resale of up to 20,198,500 shares of our common stock by the Selling Stockholders named in this prospectus. We are registering the shares on behalf of the Selling Stockholders. To the best of our knowledge, none of the Selling Stockholders are broker-dealers, underwriters or affiliates thereof.

We have arbitrarily set an offering price of $1.00 per share of common stock offered through this prospectus. We are paying the expenses of registering these shares. We will not receive any proceeds from this offering.

Our common stock is not currently traded or quoted on any national market or securities exchange. The sales price to the public is fixed at $1.00 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board. Although we intend to request a registered broker-dealer apply to have of our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or even if materialized, be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 9.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is March 19, 2009.

PROSPECTUS

SMART KIDS GROUP, INC.
20,198,500 SHARES COMMON STOCK
$1.00 per Share

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Summary Financial Information; Going Concern

As of December 31, 2008, our total assets were valued at $892,338. This amount includes $560 in cash and cash equivalents, $10,000 in prepaid expenses which includes professional fees paid to date, and $907 in fixed assets less depreciation. The majority of our assets are comprised of capitalized software development costs in relation to software development efforts being rendered by our founder and Chief Executive Officer, Richard Shergold. The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of December 31, 2008, the Company capitalized $880,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

As of December 31, 2008, our total liabilities were valued at $1,396,573. Of this amount, $148,948 is comprised of deposits from stock subscriptions and amounts due shareholders. The majority of our liabilities, $1,247,625, are comprised of accounts payable and accrued expenses. In light of our asset-to-liability ratio, lack of cash on hand, and the fact that we have no generated revenues to date, our auditors have expressed substantial doubt as to our ability to continue as a going concern.

The table below summarizes the audited financial statements of SKGP for the fiscal years ended June 30, 2008 and 2007 and the unaudited financial statements for the three months ended December 31, 2008 and 2007, including assets, revenues, and results of operations. In our auditor’s report included in their audit for fiscal year ended June 30, 2008, they expressed substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is subject to substantial doubt given our current financial condition and requirements for additional funding. There can be no assurance that we will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of our products and services under development. We anticipate that our auditors will continue to express substantial doubt about our ability to continue as a going concern for the near future. We do not expect to become profitable for a minimum of 24 months if at all. Our management is of the opinion that we immediately require $12 million dollars to carry out our business plan and operational strategies, and even if we attain such financing, there is still no assurance that we will become profitable. As of the date of this prospectus, we have not identified any sources for financing.

Balance Sheet Summary:

	At June 30, 2008 (Audited)	At June 30, 2007 (Audited)	At December 31, 2008 (Unaudited)
Balance Sheet
Cash and Cash Equivalents	$8,986	$36	$560
Total Assets	$807,878	$583,183	$892,338
Total Liabilities	$1,112,108	$723,295	$1,396,573
Total Stockholders’ Equity (Deficit)	$(304.231)	$(140,113)	$(504,235)

Statement of Operations Summary:

	For the Fiscal Year Ended June 30,		For the Three Months Ended December 31,		For the Period February 11, 2003 (Inception) to December 31, 2008
	2008	2007	2008	2007

	(Audited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations:
Revenue	$0.00	$0.00	$0.00	$0.00	$0.00
Net Income (Loss)	$(269,118)	(89,864)	$(90,475)	$(58,919)	$(709,268)
Net Earnings (Loss) Per Share of Common Stock , basic and diluted	(0.0022)	(0.0007)	(0.0007)	(0.0005)	(0.0121)

General

Our Company (throughout this prospectus referred to as “the Company”, “Smart Kids Group” or “SKGP”) is development stage digital media company, developing and producing children’s media products on media such as TV, DVD’s, and the Internet. Throughout this prospectus, such digital media products are sometimes referred to as EDUtainment products, which we intend to be interchangeable terms. EDUtainment is a genre of children entertainment products that have underlying educational themes, intended to educate as well as entertain.

Our primary interface with the public will be our new website, “Live at the Hive” (website address TBD), which is intended to be launched in the Third Quarter of 2009 contingent upon our ability to obtain financing. Through this main website, we will offer all of our digital media/Edutainment assets and all product lines. We anticipate that we will require approximately $1 million to complete and launch this website. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future.

Our line of existing children’s media products are made available to our Company through an exclusive sublicense agreement from our Company’s founder and Chief Executive Officer. We utilize these sublicensed assets and intend to get the digital media to market by leveraging our management team’s collective background and expertise.

We own no Intellectual Property (“IP”) but instead sublicense the entirety of our digital media from Smart Kids International Holdings, Inc. (SKIH) pursuant to an exclusive sublicense. SKIH licenses such IP assets directly from Mr. Shergold, our Chief Executive Officer and Chairman, pursuant to an exclusive license agreement. Mr. Shergold is sole stockholder of SKIH and the CEO and majority stockholder of our Company. Under an exclusive sublicense from SKIH, the Company sub-licenses existing media properties to networks and local TV stations. (See “License Agreement” below and throughout this prospectus).

By utilizing our sublicensed digital media assets, products and our services, our goal is to become an online community and supplier of products and services for children of all ages. We strive to have our Children’s website be an online community frequently visited by our target demographic of 6-12 year olds. Through this website, we will provide education and information services, digital media games, as well as digital media songs, books and videos that can be downloaded to the children’s home computer. The source and developer of all of our digital media content is our founder, Richard Shergold who created all content and media. He will also be the developer of all future digital media content. Copyrights exist for all of our digital media content. Quality control of our website will be the direct responsibility of our Chief Technology Officer, to be reviewed monthly by our CEO.

The Smart Kids “Live at the Hive” primary website will have many characteristics of a traditional website, including words, pictures, graphics and ultimately e-commerce capability. Our website’s purpose is to contain a significant amount of digital media for viewing and downloading, including digital movies and music from the Be Alert Bert TV series. Also the technology used to develop the site will be oriented to facilitate downloads to computers and mobile digital media devices.

To date, we have not commenced operations nor have we generated any revenues. We anticipate generating revenues by implementing our business plan which includes revenue generation from the marketing and distribution of products associated with our existing inventory of licensed digital media assets, most notably, the Be Alert Bert TV series and its associated merchandise.

Summary of our Products

We currently sublicense and produce the following digital media:

Our TV Series (2):  Be Alert Bert; and The Adventures of Bert and Clare

The Be Alert Bert television series and The Adventures of Bert and Clare (in development) series are copyrighted IP owned by Richard Shergold, and sublicensed, through SKIH, to our Company exclusively. The two series consists of 26-30 minute bi-lingual (English/Spanish) episodes featuring original content and music. Our Company intends to generate revenue from these series through sales to the public on home video media on DVD, Blue Ray and VHS, downloads and memberships from our website, and digital media license sales to TV stations. To date, no such production has commenced and no Agreements have been entered into by the Company.

With respect to The Adventures of Bert and Clare, our founder, Richard Shergold has written all planned segments and scripts for the series. However, due to lack of operating capital and cash available, production of the series has not commenced. If we are successful in attaining funding within the first three quarters of 2009, we anticipate that the production process will be completed with a planned completion date of first quarter of 2010. However, inability to attain financing will further inhibit us from realizing this product line’s completion.

Be Alert Bert was created in 1991 and is currently broadcasting on eleven stations in South America and Europe. The Company however is not currently receiving any revenue for such broadcastings. Revenue from the existing licensing was paid at the time of initial contracting on a one-time basis. All outstanding licenses are due for renewal in 2009 and the Company anticipates re-signing most of the current licensors and adding new licensors. New licensing is currently being inhibited by our lack of investment funding. Funds are required to change the Company titles and information on the existing content before new licensing initiatives will begin. While the Company will receive licensing fees and revenue for such future broadcasts, such licensing is not anticipated to generate a substantial amount of revenue for the Company, and management believes that such broadcasting’s true value lie in marketing and brand recognition that results from the broadcastings. Such brand recognition and marketing is intended to boost home media sales and website memberships.

Character Based Merchandise

Several copyrighted IP character based products are being developed by our Company to capitalize on all anticipated character popularity of the TV series, Be Alert Bert. Some merchandise examples are:

-	Bert the Bee Dolls
-	Bert the Bee Watches
-	Bert the Bee Storybooks
-	Nightlights
-	Bike Helmets
-	Back Packs
-	Lunch Boxes
-	Medical Kits
-	Watches

Revenue is generated from these products from direct retail sales and through the digital media of e-commerce. To date, no such Agreements have been entered into by the Company.

Our plans for character-based merchandising are contingent upon our ability to obtain financing. We anticipate that we will commence such operations in the fourth quarter of 2009; however, inability to attain financing will further inhibit us from achieving this target date.

Additional Product Information:

In addition to our current operating websites, we are planning the launch of additional sites in the future. With respect to our contemplated new website, Live at the Hive, the site is architected and outlined for development. However, due to lack of operating capital and cash available, website construction has not commenced. If we are successful in attaining funding, we anticipate that the website’s construction and launch will be completed by the third quarter of 2009. However, inability to attain financing will further inhibit us from completing and launching the website.

As further detailed in this prospectus, we have future goals to launch the franchising of character-based kiosks and outlets for sale of our merchandise and digital media. Our plan for kiosks and retail outlet franchises has been developed and is still in the concept stage. Our ability to realize such operations is contingent upon our ability to attain sufficient financing, as well as the initial success of our flagship product lines. Acceptance of our product lines by the marketplace is a crucial component to the fruition of these operations.

Revenue Generation Strategies:

Digital Media Assets:

It is anticipated that the existing Be Alert Bert TV series and future Bert & Clare TV series will be licensed for revenue to additional network and local TV outlets. Distribution will also take place via existing TV show demo DVDs and home video media. Sales will be conducted by direct sales personnel. To date, no such contractual arrangements have been made.

Website:

It is anticipated that our children’s website (Live at the Hive) will generate revenue through annual memberships on an annual fee basis. Existing and music and videos will generate sales from e-commerce transactions via the website. The marketing channel for this sector is TV and Children oriented websites advertisements. Distribution will be via the Internet. Membership Sales will be conducted via the website.

We will allow 30 day free access to our website on a trial basis during which time any user will be available to download a few (3-6) samples of music or videos. In addition, we anticipate that our sponsored segments will allow free download of their content. Members will have free access to the same information after their 30 day trial. To date, no contractual arrangements or agreements have been made for any corporate sponsorship, nor have there been any discussions.

Character Based Merchandise:

It is anticipated that primary revenue generation from the sale of character based merchandise will emanate from e-commerce sales on the website. Future strategic plans include the franchising of mall kiosks and themed retail outlets to sell character based merchandise directly to consumers at the retail level. It is not known when such franchising plans will come to fruition however.

It is believed that marketing for Character based merchandise will take place through advertising on our website for e-commerce sales and through targeted local advertising for retail sales. Distribution will be direct ship from manufacturer or warehouse facilities (future) via commercial carrier for e-commerce purchases and via commercial carrier inventory drop ship kiosk and retail outlets. Merchandise sales will be via website advertising for e-commerce and direct sales by a sales force for retail sales.

Additional Revenue Sources:

In additional to the above mentioned, it is anticipated that revenue generation will come from corporate sponsorship fees. To date however, no such contractual arrangements have been entered into for such corporate sponsorships.

Business Objectives

Due to our lack of revenues, insufficient cash flow and due to the fact that our independent auditors consider us to be a going concern risk, our short-term objectives at this stage in our development are to achieve domestic and regional brand recognition, attain revenues and achieve profitability. By using child safety awareness as a unifying theme, we believe our characters and related products, if marketed correctly and accepted by the marketplace, could serve a market niche that we believe has great potential. This niche combines entertainment and educational programming and merchandising, all of which we believe address parents’ concerns about keeping their children safe and aware of their surroundings in their homes and their communities.

We are in the process of developing a website for kids, “Live at the Hive”, as well as a portfolio of branded merchandise to be sold through this website and we intend to eventually sell through planned franchised retail outlets. Our overall and ultimate objective is to achieve international brand recognition. This can only be attained however, but successfully reaching our short-term objectives as noted above.

Throughout this prospectus, references to “SKGP,” the “Company,” “we, “us” and “our” mean Smart Kids Group, Inc.

Licensing Agreement

Mr. Richard Shergold, our Company’s Chief Executive Officer and Chairman, is the sole Officer, Director and Shareholder of Smart Kids International Holdings, Inc. (“SKIH”). Pursuant to a licensing agreement dated June 20, 2005, Mr. Shergold personally licensed all of the IP assets owned by himself individually to SKIH for a period of 25 years, subject to renewal and extension in perpetuity to be agreed upon by the parties at that later date. In a separate Sub-Licensing Agreement between the Company and SKIH, SKIH granted a sub-license of the above-mentioned IP assets to the Company on an exclusive basis. Pursuant to the terms of the Sub-License Agreement, the Company agreed to pay SKIH a licensing fee of $5,000 per month, where the Company received a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the Sub-License Agreement.

The initial term of the Sub-License Agreement is 25 years and SKIH has the right to extend the Sub-License Agreement to SKGP in perpetuity. In the event SKIH extends the Sub-License Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of June 30, 2008, the Company has paid SKIH licensing fees of $80,789, and accrued $99,211 in monies owed to SKIH pursuant to this Sub-License Agreement. As of December 31, 2008, the Company has paid SKIH licensing fees of $80,789 and accrued $129,211 in monies owed to SKIH pursuant to this Sub-License Agreement.

The above-mentioned licensing agreements accompany this prospectus as Exhibits 10.1 and 10.2 respectively. These exhibits contain a description of all of the IP assets that we are currently licensing from Mr. Shergold.

Organizational History

We were incorporated under the laws of the State of Florida on February 11, 2003. Since our inception, we have developed and licensed children’s EDUtainment products through a variety of media including television, video, retail, direct marketing, and the Internet.

Executive Offices and Telephone Number

Our principal executive offices are located in Alberta, Canada at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4, and our telephone number is (780) 222-6257.

THE OFFERING

The Issuer:	Smart Kids Group, Inc., a Florida corporation.

Selling Stockholders:
The Selling Stockholders named in this prospectus are existing stockholders of our company who purchased shares of our common stock exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(2) of the Securities Act.

Securities Being Offered:	Up to 20,198,500 shares of our common stock, par value $0.0001 per share, from time to time.

Offering Price:
The offering price of the common stock is $1.00 per share. We have arbitrarily established the offering price. We intend to request a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. If our common stock is quoted on the OTC Bulletin Board and a market for our common stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:
122,748,500 shares of our common stock are issued and outstanding as of the date of this Prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All of the proceeds of the offering will go to the Selling Stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.

Risks Relating To Our Company

We are a development stage company and have history of losses since our inception.  If we cannot reverse our losses, we will have to discontinue operations.

At December 31, 2008, we had $560 cash on-hand and an accumulated deficit of $709,268 and our auditors have expressed substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

We are a development stage company with a limited operating history and a history of losses. We were incorporated in Florida on February 11, 2003 and have a relatively short operating history. Potential investors should be aware of the difficulties, which are generally encountered by the development and marketing of new products, including, but not limited to, competitors and unanticipated costs and expenses.

We are subject to all of the problems, expenses, delays and other risks inherent in implementing our business strategies. There is no assurance of commercial viability of our business plans.  If we are unable to implement our business strategies, you might lose your total investment in our common stock.

Currently there is no active market for our common stock.

There is not currently an active trading market for the shares. Following the effectiveness of this registration statement, the Company intends to request that a broker-dealer / market maker submit an application to make a market for the Company's shares on the OTC Bulletin Board. However, there can be no assurance that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board or any other recognized trading market or exchange. Any trading market for the common stock that may develop in the future will most likely be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will the Company's shares become eligible to be quoted on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

We do not expect to generate cash flow from operations for the foreseeable future.

Consequently, we will be required to raise additional capital against the issuance of equity, which will cause dilution to existing shareholders. There is no assurance that we will be successful in raising additional capital under acceptable terms.

Our ability to continue as a going concern is subject to substantial doubt given its current financial condition and requirements for additional funding. There can be no assurance that we will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of our products and services under development. As a result of the foregoing, we anticipate that our auditors will express substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then you may lose all of your investment.

Our history of losses is expected to continue and we will need to obtain additional capital financing in the future.

We have a history of losses and expect to generate losses until such a time when we can become profitable in the distribution of our digital media/Edutainment products. As of the date of this prospectus, we cannot provide an estimate of the amount of time it will take to become profitable, if ever; however, we do not believe we will become profitable within 24 months. At December 31, 2008, we had $560 cash on-hand and an accumulated deficit of $709,268, and there is substantial doubt as to our ability to continue as a going concern.

We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. In order for us to carry out our intended business plan, management believes that we need to raise approximately $12 million over a two year period. Management anticipates that the $12 million will go towards fulfillment of existing liabilities, regulatory compliance, product marketing, the production and development of existing and new product lines including our new animated TV series, our plans for character-based merchandising, and the development and launching of our plans to franchise kiosks and retail outlets. The Company anticipates obtaining the required funding through equity investment in the company. Upon effectiveness of the registration statement of which this prospectus is a part, the Company will begin to contact institutional investors and other similar sources to obtain financing. As of the date of this prospectus, no such contacts have been made, nor have any agreements for financing been entered into by the Company. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing made available to our Company. If we obtain the anticipated amount of financing through the offering of our equity securities, this will result in substantial dilution to our existing shareholders, and should be considered a serious risk of investment.

We will rely on future offerings of our common stock and stockholders will be diluted if we sell more securities.

We anticipate selling more securities to raise additional capital for our operation and to implement our business strategy.  If we consummate an offering of additional securities, investors in this offering will be diluted which may substantial.

We expect our operating expenses to increase and may affect profit margins and the market value of our common stock.

We expect to significantly increase our operating expenses to expand our marketing operations, and increase our level of capital expenditures to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating results and profit margins which may significantly affect the market value of common stock. There can be no assurance that we will, one day, achieve profitability or generate sufficient profits from operations in the future.

Our future financings could substantially dilute our stockholders or restrict our flexibility.

We will need additional funding which may not be available when needed. If we are able to raise additional funds and by issuing equity securities, you may experience significant dilution of your ownership interest and holders of these securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced.

Our convertible securities outstanding will, upon conversion, result in immediate dilution to our stockholders

During the years ended June 30, 2008 and 2007, the Company received an aggregate of $177,100 from individuals who invested in stock subscription agreements. These amounts are immediately convertible at ten (10) cents per share into 1,771,000 common shares of the Company. These amounts may be converted into our common stock at any given time, and as such, our stockholders will experience immediate and significant dilution of their ownership interest.

Current economic conditions may prevent us from generating revenue or continuing as a Going Concern.

Generally, consumer purchases of entertainment and educational items are discretionary and may be particularly affected by adverse trends in the general economy. Our ability to generate or sustain revenues is dependent on  a number of factors relating to discretionary consumer spending. These include economic conditions and consumer perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers' disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the our Company operates.

The United States is currently experiencing a major economic downturn, the extent and duration of which cannot be currently predicted, and includes a record low levels of consumer confidence due, in part, to job losses. Due to these factors, consumers are not expected to purchase non-essential goods, including our products. If the current economic conditions do not improve, we may not achieve or be able to maintain profitability which may negatively affect the liquidity and market price of our common stock.

Also due to the economic downturn in the United States, credit and private financing is becoming difficult to obtain at reasonable rates, if at all.  Until we achieve profitability at sufficient levels, if at all, we will be required to obtain loans and/or private financings to develop and sustain our operations.  If we are unable to achieve such capital infusions on reasonable terms, if at all, our operations may be negatively affected.

The changing entertainment preferences of consumers could adversely affect our business.

Our business and operating results depend upon the appeal of our products, product concepts and programming to consumers. Consumer entertainment preferences, as well as industry trends and demands are continuously changing and are difficult to predict as they vary over time. In addition, as entertainment properties often have short life cycles, there can be no assurances that:

(i)	our current products, product concepts or programming will continue to be popular for any significant period of time;

(ii)	new products, product concepts or programming we represent or produce will achieve and or sustain popularity in the marketplace;

(iii)
a product’s life cycle will be sufficient to permit us to recover revenues in excess of the costs of advance payments, guarantees, development, marketing, royalties and other costs relating to such product; or

(iv)	we will successfully anticipate, identify and react to consumer preferences.

Our failure to accomplish any of these events could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the volatility of consumer preferences could cause our revenues and net income to vary significantly between comparable periods.

We operate in a highly competitive marketplace.

The marketplace for children’s entertainment and educational products is extremely competitive, relatively saturated, and dominated by larger well know and seasoned companies. There is no guarantee that we can favorably compete with such competitors. Our principal competitors are media companies with consumer products/merchandise licensing divisions, toy companies, other licensing companies, and numerous individuals who act as merchandising agents. There are also many independent product development firms with which we compete. Many of these companies have substantially greater resources than we do and represent properties which have been proven commercially successful. We believe that it would be relatively easy for a potential competitor to enter into this market in light of the relatively small investment required to commence operations as a merchandising agent.

There can be no assurance that the Company will be able to enhance its products or services, or develop other products or services.

To date, we have had no revenues. At December 31, 2008, we had $560 cash on-hand and an accumulated deficit of $709,268, and there is substantial doubt as to our ability to continue as a going concern. If we are unable to achieve profitability in the future, recruit sufficient personnel or raise money in the future, our ability to develop its products and services or other products and services would be adversely affected. Our inability to develop our products and services or develop new products or services, in view of rapidly changing technology, changing customer demands and competitive pressures, would have a material adverse affect upon its business, operating results and financial condition.

Rapid technological advances could render our existing proprietary technologies obsolete.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing Web site and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapt our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, our business, prospects, results of operations and financial condition would be materially adversely affected.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect consumer’s transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities, our partners or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks.

A key element of our strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers, as well as maintain adequate customer service levels. Our revenues depend on the number of visitors who sign up for our services. Any systems interruptions that result in the unavailability of our software systems or network infrastructure, or reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. We may experience periodic systems interruptions from time to time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Web site or timely expand and upgrade our systems and infrastructure to accommodate such increases. We will use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risks Associated with our Domain Names.

We currently hold various Web domain names relating to our brand. The acquisition and maintenance of domain names is generally regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all of the countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a materially adverse effect on our business, prospects, financial condition and results of operations.

Storage of personal information about our customers could pose a security threat.

We have a non-disclosure policy displayed on our Web sites. Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. This policy is accessible to users of our services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

We face possible liability for information displayed on our web sites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site and across our distribution network. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites and distribution network through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

We are highly dependent on our executive officers, Richard Shergold and Paul Andrew Ruppanner. The loss of either of them would have a material adverse affect on our business and prospects.

We currently have only two executive officers, Richard Shergold and Paul Andrew Ruppanner. Richard Shergold serves as our Chief Executive Officer, Chief Creative Officer and Director, and Paul Andrew Ruppanner serves as our President, Principal Financial Officer and Director. The loss of either executive officer could have a material adverse effect on our business and prospects.

There exists uncertainty with regards to our ability to protect our vital Licensed Intellectual Property.

Our prospects for success may depend, in part, on our ability to obtain commercially valuable patent claims and to protect Mr. Shergold’s intellectual property, which we license directly from SKIH. Legal standards relating to the validity and scope of patent claims are still evolving. As a result, patent positions may be uncertain and will involve complex legal and factual questions. Therefore, the degree of future protection for our technologies or potential products is uncertain. There are numerous costs, risks and uncertainties that the Company faces with respect to obtaining and maintaining patents and other proprietary rights. The Company may not be able to obtain meaningful patent protection for its future developments. To date, neither the Company nor Mr. Shergold have any pending patent applications with the U.S. Patent and Trademark Officer or any agency with regard to the above-reference IP assets.

We license, on an exclusive basis through SKIH, all of Mr. Shergold’s intellectual property as specified in Exhibits 10.1 and 10.2 of this prospectus. There are numerous patents-trademarks granted with respect to competing technologies and the Company cannot provide any assurance as to whether any particular product or our new designs generally violate or infringe upon any existing patents or trademarks. Additionally, there can be no assurances that our application or any future application for a utility or design patent will be granted by the U.S. PTO or, if a patent or trademark issues, as to the scope of any patent or trademark that might issue or that any patent or trademark will be issued for the products, or that any such patent or trademark will set forth a protected position or a position that would prevent misappropriation or duplication of the products design by our competitors.

In connection with the issued and allowed patents or trademarks, there can be no assurance that such patents or trademarks will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents or trademarks owned by the Company or, if instituted, that such challenges will not be successful. To date, there have been no interruptions in our business as the result of any claim of infringement.  However, no assurance can be given that the Company will not be adversely affected by the assertion of intellectual property rights belonging to others.  The cost of litigation to uphold the validity of a patent or trademark and prevent infringement can be very substantial and may prove to be beyond our financial means even if the Company could otherwise prevail in such litigation.  Furthermore, there can be no assurance that others will not independently develop similar designs or technologies, duplicate our designs and technologies or design around the patented aspects of our technology, or that the designs and technologies will not be found to infringe on the patents, trademarks or other rights owned by third parties. The effects of any such assertions could include requiring the Company to alter existing patents, trademarks or products, withdraw existing products, including the products delaying or preventing the introduction of products or forcing the Company to pay damages if the products have been introduced.

There can be no assurance that any un-issued patent, trademark and/or patents pending or any future applications for patents or trademarks of any kind applied for by the Company will be granted by the U.S. PTO or any similar bodies internationally.

Intellectual Property litigation may be necessary and an unfavorable outcome could hurt the company.

We may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or at a foreign patent office to determine whether it can market its future products without infringing patent rights of others. Interference proceedings in the U.S. Patent Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to design such intellectual property. We may become involved in patent litigation against third parties to enforce its patent rights, if any, to invalidate patents held by other parties, or to defend against patent claims of other parties. The cost of any patent litigation or similar proceeding could be substantial and may absorb significant management time and effort. If an infringement suit against us is resolved unfavorably, we may be enjoined from manufacturing or selling certain of its products or services without a license from an adverse third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

There are risks associated with Trade Secret Protection.

We intend to rely on trade secret protection for certain of its confidential and proprietary information and processes. We currently protect some information and procedures as trade secrets. It protects its trade secrets through recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

We might face obstacles regarding our Product Development and Marketing.

Development of any product based on our processes and designs will be subject to the high risks of failure inherent in the development or successful commercialization of new products. These risks include the possibility that any such products, will be found to be ineffective, will fail to receive and maintain necessary regulatory approvals, will be difficult or impossible to deploy on a larger scale, will be uneconomical to market, will fail to be developed prior to the successful marketing of similar products by competitors, or will be found to infringe on proprietary rights of third parties.

If we engage in acquisitions, we may experience significant costs and difficulty assimilating the operations or personnel of the acquired companies, which could threaten our future growth.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management's attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders. To date, the Company is not in any discussions to make acquisitions with any party.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

Our Directors have the right to authorize the issuance of preferred stock to prevent a takeover and which might adversely affect the liquidity and market value of our common stock.

Our directors, within the limitations and restrictions contained in its Certificate of Incorporation and without further action by its stockholders, have the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock could adversely affect the rights of holders of Common Stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

We will incur costs now upon becoming a public company and these additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will be required to review our financial statements on a quarterly basis and annually audit our books and records for the fiscal year and report thereon. Moreover, our legal counsel will be retained to review and assist in the preparation of such reports. The costs charged by these professionals for such services and other incidental charges cannot be accurately predicted because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and would have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs would be an expense to our operations and could have a negative effect on our ability to meet our overhead requirements and earn a profit.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 200, we will be required, beginning with our fiscal year ending June 30, 2010, to include in our annual report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year ended June 30, 2009 and our independent registered public accounting firm will be required to report on our management’s report, We will incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements., If we fail to achieve and maintain adequate internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We must implement expensive finance and accounting systems, procedures and controls to accommodate growth of our business and organization and to satisfy public company reporting requirements, which will increase our costs and require additional management resources.

As a public reporting (’34 Act reporting) company, we will be required to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, along with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires our management to perform an annual assessment of our internal control over financial reporting (commencing with our second annual report on Form 10-K), and our independent auditors to attest to the effectiveness of our internal controls beginning with our second Report on Form 10-K. Compliance with Section 404 and other requirements of doing business as a public company have and will continue to increase our costs and require additional management resources to implement an ongoing program to perform system and process evaluation and testing of our internal controls. Our Chief Executive Officer and Chief Financial Officer already devote a substantial amount of their time to operations and software development. They also lack the appropriate level of accounting knowledge, experience and training. In light of the time constraints on these individuals and their lack of financial and accounting experience, our ability to meet the regulatory requirements of a public company will be substantially more difficult, and we will have to rely to a greater extent on the services of outside professionals which will result in greater costs to our Company. In addition, we must update our accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization, enter into complex business transactions and take actions designed to satisfy reporting requirements. If we are unable to complete the required Section 404 assessment as to adequacy of our internal control over financial reporting in future Form 10-K filings, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

Additional Risks Relating to Our Common Stock

Our executive officers are in a position to substantially control matters requiring a stockholder vote.

As of the date of this Prospectus, our executive officers beneficially owned an aggregate of approximately 83.54% of our outstanding common stock. As a result, if they vote together, they may have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

Our failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our fiscal year ending June 30, 2009. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

Once traded, our common stock will subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We are filing this registration statement to register the common stock of existing shareholders.  Upon the effectiveness of this registration statement, we intend to obtain to a registered broker/dealer to apply to have our common stock quoted on the OTC Bulletin Board. We believe that having our common stock quoted on the OTCBB and becoming a reporting entity under the Securities Exchange Act of 1934, as amended, is in the best interests of our shareholders and the Company due to the fact that there will be a market for our common stock.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders named in this prospectus.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering an aggregate of 20,198,500 shares of our common stock registered in a registration statement of which this prospectus forms a part. The Selling Stockholders acquired such shares of our common stock under the exemption from the registration requirements under Regulation D and Section 4(2) promulgated under the Securities Act. To the best of our knowledge, none of the Selling Stockholders are a broker-dealer, underwriter or affiliate thereof.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Panos Andreau	10,000	0.008%	10,000	0	—
Johnny Tockaw	400,000	0.326%	400,000	0	—
David Benson	250,000	0.204%	250,000	0	—
Heng Chaing	40,000	0.033%	40,000	0	—
Allen Davey	400,000	0.326%	400,000	0	—
Jacky Day (11)	20,000	0.016%	20,000	0	—
Lynne Day (11)	40,000	0.033%	40,000	0	—
Randy Day (11)	35,000	0.029%	35,000	0	—
Patrick Debernardi	200,000	0.163%	200,000	0	—
DMB Productions, Inc. (3)	50,000	0.041%	50,000	0	—
Knezevic Drago	100,000	0.081%	100,000	0	—
Connie Elliott (12)	65,345	0.053%	65,345	0	—
Devin Elliott (12)	5,360	0.004%	5,360	0	—
Justin Elliott (12)	5,360	0.004%	5,360	0	—
Perry K. Elliot (12)	215,345	0.175%	215,345	0	—

	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Shirley Elliott (12)	2,142	0.002%	2,142	0	—
Kelly Emelson	536	0.000%	536	0	—
Allen Fefchak (13)	1,340	0.001%	1,340	0	—
Cathy Fefchak (13)	1,340	0.001%	1,340	0	—
Thomas Ferster	50,000	0.041%	50,000	0	—
Shelley Feigel	3,480	0.003%	3,480	0	—
Michael Field	300,000	0.244%	300,000	0	—
Ivy Fong	300,000	0.244%	300,000	0	—
Mark Fowler	50,000	0.041%	50,000	0	—
James Fraser	15,000	0.012%	15,000	0	—
Jane Gorluik	1,340	0.001%	1,340	0	—
Debbie Granger	75,000	0.061%	75,000	0	—
Nancy Halliday	2,142	0.002%	2,142	0	—
Greg Harty	1,340	0.001%	1,340	0	—
Al Hawryluk (4)	5,290,000	4.310%	5,290,000	0	—
Darcy Hurst	270	0.00%	270	0	—
Jim Iverson	65,000	0.053%	65,000	0	—
Jeanne Jensen	25,000	0.020%	25,000	0	—
Elwood Johnson	36,000	0.029%	36,000	0	—
Joke Investments, Inc. (5)	50,000	0.041%	50,000	0	—
Dobrilla Joldzic (14)	90,000	0.073%	90,000	0	—
Dusko Joldzic (14)	130,000	0.106%	130,000	0	—
Gary Lee Jovorsky (6)	4,400,000	3.585%	4,400,000	0	—
Dennis W. Koss (15)	803	0.001%	803	0	—
Eunice Koss (15)	4,020	0.003%	4,020	0	—
Jeffrey Koss (15)	670	0.001%	670	0	—
Kurt Koss (15)	4,020	0.003%	4,020	0	—
Leanne Koss (15)	670	0.001%	670	0	—
Nadine Koss (15)	2,410	0.002%	2,410	0	—
Tristan Koss (15)	2,410	0.002%	2,410	0	—

	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Loren Kowalchuk (16)	15,000	0.012%	15,000	0	—
Marvin Kowalchuk (16)	15,000	0.012%	15,000	0	—
Tammy Lacombe	2,142	0.002%	2,142	0	—
DK Leffler	40,000	0.033%	40,000	0	—
Dennis Loke	180,000	0.147%	180,000	0	—
Mark Markota	22,500	0.018%	22,500	0	—
Douglas McIntosh	536	0.000%	536	0	—
Diane Miller (17)	2,142	0.002%	2,142	0	—
Scott G. Miller (17)	5,000	0.004%	5,000	0	—
Michael Mohr	50,000	0.041%	50,000	0	—
Aron Monkman	40,000	0.033%	40,000	0	—
H. Stephen Moore	200,000	0.163%	200,000	0	—
Quang Tan Ngyen	20,000	0.016%	20,000	0	—
Nimbus Development (7)	200,000	0.163%	200,000	0	—
Quang Tan Ngyen	25,000	0.020%	25,000	0	—
Pati Olson	280,000	0.228%	280,000	0	—
Marian Olyan	75,000	0.061%	75,000	0	—
William Page	40,000	0.033%	40,000	0	—
Heather Palmer	270	0.000%	270	0	—
Cindy Parker	1,875	0.002%	1,875	0	—
Lynne Pendergast	13,925	0.011%	13,925	0	—
Vincent J. Peppers	10,000	0.008%	10,000	0	—
Barry Peterson	100,000	0.081%	100,000	0	—
Harmon Polk (18)	670	0.001%	670	0	—
Sherry Polk (18)	2,010	0.002%	2,010	0	—
Danilo Porpuz	90,000	0.073%	90,000	0	—
Hisae Price	270	0.000%	270	0	—
Albert Rach	803	0.001%	803	0	—
Lorie Ranquest	723	0.001%	723	0	—
Reich Brothers, Inc. (8)	250,000	0.204%	250,000	0	—
Scott Rowe	50,000	0.041%	50,000	0	—

	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Name of Selling Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Denise L. Rupe	20,000	0.016%	20,000	0	—
Brent Scherger (19)	50,000	0.041%	50,000	0	—
Curtis Scherger (19)	50,000	0.041%	50,000	0	—
Eric Scherger (19)	50,000	0.041%	50,000	0	—
First September Holding Ltd. (9)	300,000	0.244%	300,000	0	—
Maureen Sieben (20)	100,000	0.081%	100,000	0	—
Richard Sieben (20)	50,000	0.041%	50,000	0	—
Sean Slipchuk (10)	4,415,000	3.597%	4,415,000	0	—
Kellen Smith	110,000	0.090%	110,000	0	—
Doug Stephens	65,000	0.053%	65,000	0	—
Brane Stolic	100,000	0.081%	100,000	0	—
Tuong Yan Tai	45,000	0.037%	45,000	0	—
David Teshima (21)	270	0.000%	270	0	—
Gary Teshima (21)	1,340	0.001%	1,340	0	—
Connie Tomiyama (22)	536	0.000%	536	0	—
Craig Tomiyama (22)	270	0.000%	270	0	—
Tai Van Tuong	220,000	0.179%	220,000	0	—
Nguyen Van Tuan	10,000	0.008%	10,000	0	—
Vicky Vanryn	536	0.000%	536	0	—
Frank Watts	75,000	0.061%	75,000	0	—
Betty Wile	536	0.000%	536	0	—
Ian Williamson	60,000	0.049%	60,000	0	—
Joyce Wood	803	0.001%	803	0	—
Total	20,198,500	16.455%	20,198,500	0	—

Notes:

*	Represents less than 1%.

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 122,748,000 shares of common stock outstanding.

(3)	Dave Benson has voting and dispositive control DMB Productions, Inc.

(4)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Al Hawryluk, Mr. Hawryluk has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 5,290,000 shares of the Company’s Common Stock owned by Mr. Hawryluk until and through January 31, 2009.

(5)	Jody Scherger has voting and dispositive control of Joke Investments, Inc.

(6)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Gary Lee Jorvosky, Mr. Jorvosky has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 4,400,000 shares of the Company’s Common Stock owned by Mr. Jorvorsky until and through January 31, 2009.

(7)	George Demanis has voting and dispositive control of Nimbus Development

(8)	Izzy Goldreich has voting and dispositive control of Reich Brothers, Inc.

(9)	Ernie Pool has voting and dispositive control of First September Holding Ltd.

(10)
Pursuant to a Lock Up Agreement, dated January 31, 2007, between the Company and Sean Slipchuk Mr. Slipchuk has agreed not to, directly or indirectly, to sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 4,415,000 shares of the Company’s Common Stock owned by Mr. Slipchuk until and through January 31, 2009.

(11)
Lynne Day is the spouse of Randy Day. Together, they beneficially own 75,000 shares of common stock or 0.062% of the total issued and outstanding. Jacky Day is the mother of Randy Day, and is not legally dependent on Randy Day, nor does she reside in the same household as Randy Day.

(12)
Perry Elliott is the spouse of Connie Elliott. Devin Elliott and Justin Elliott are the minor children of Perry and Connie Elliott. All together, they beneficially own 291,410 shares of common stock or 0.236% of the total issued and outstanding. Shirley Elliott is the mother of Perry Elliott, and is not legally dependent on Perry Elliott, nor does she reside in the same household as Perry Elliott.

(13)	Allen Fefchak is the spouse of Cathy Fefchak. Together, they beneficially own 2,680 shares of common stock or 0.002% of the total issued and outstanding.

(14)	Dusko Joldzic is the brother of Dobrilla Joldzic, and is not legally dependent on Dobrilla Joldzic, nor does he reside in the same household as Dobrilla Joldzic.

(15)
Dennis Koss is married to Leanne Koss. Jeffrey Koss and Kurt Koss are Dennis and Leanne Koss’ minor children. All together, they beneficially own 6,163 shares of common stock or 0.03% of the total issued and outstanding. Eunice Koss is the mother of Dennis Koss, and is not legally dependent on Dennis Koss, nor does she reside in the same household as Dennis Koss. Tristan Koss is the brother of Dennis Koss, and is not legally dependent on Dennis Koss, nor does he reside in the same household as Dennis Koss. Tristan Koss is married to Nadine Koss, and together they beneficially own 4,820 shares of common stock, or 0.02% of the total issued and outstanding.

(16)	Loren Kowalchuk is the sister of Marvin Kowalchuk, and is not legally dependent on Marvin Kowalchuk, nor does she reside in the same household as Marvin Kowalchuk.

(17)	Diane Miller is the spouse of Scott G. Miller. Together, they beneficially own 7,142 shares of common stock or 0.04% of the total issued and outstanding.

(18)	Harmon Polk is the spouse of Sherry Polk. Together, they beneficially own 2,680 shares of common stock or 0.01% of the total issued and outstanding.

(19)	Curtis Scherger, Brent Scherger and Eric Scherger are cousins, and are not legally dependent on one another, nor do they reside in the same household as one another.

(20)	Maureen Sieben is the spouse of Richard Sieben. Together, they beneficially own 150,000 shares of common stock or 0.74% of the total issued and outstanding.

(21)	David Teshima is the brother of Gary Teshima. They are not legally dependent on one another, nor do they reside in the same household as one another.

(22)	Connie Tomiyama is the spouse of Craig Tomiyama. Together, they beneficially own 806 shares of common stock or 0.01% of the total issued and outstanding.

Relationships

Reich Brothers, Inc.

On June 8, 2006, the Company entered into an Advisory Agreement with Reich Brothers, one of the Selling Stockholders named in the Selling Stockholders Table. Pursuant to the Agreement, the Company has retained the Reich Brothers to provide the Company merger and acquisition advisory services and business financing activities to the Company on a non-exclusive basis for a term of six months from the date of the Agreement, renewable for six month terms automatically thereafter by mutual consent of the parties. For the initial six month term ending on December 8, 2006, Reich Brothers received 250,000 shares of Company common stock, all of which are being registered in this registration statement. Commencing in the month in which the Company becomes a publicly traded and ’34 Act reporting entity, Reich Brothers is to receive a cash retainer of $5,000 per month, $2,500 of which is payable in shares in common stock of the Company to continue the responsibilities under the Agreement. In the event the Company is introduced by Reich Brothers to sources that enter into a revenue producing contract, fee sharing arrangement or similar agreement, the Company agreed to pay to Reich Brothers a fee equal to 2% of total gross proceeds of such agreement. Reich Brothers is not a registered broker–dealer under Section 15A of the Securities Exchange Act of 1934, as amended or any similar state law. This Agreement is attached to this registration statement as Exhibit 10.9.

Under the advisory agreement, Reich Brothers agreed to perform the following functions for the term of its engagement:

Provide to the Company a range of consultative and related services (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential sources of private and/or public financing ("Financing Sources"), including those involving transactions requiring any issuance by the Company of either equity, debt and/or equity-linked securities ("Financing Transactions") and negotiating, structuring and advising in relation to potential Financing Transactions, (iv) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets, (vi) advising and assisting the Company in connection with the preparation of any registration statements, in the US, Europe, Africa and Asian markets, periodic or other SEC reports or proxies, and (vii) coordinating with, and advising in connection with the activities of, outside professionals, including without limitation attorneys, accountants, market professionals, and (viii) consulting, advising and assisting SKGP with strategies relating to brand awareness, corporate image advertising and general business consulting services.

Other the forgoing, none of the Selling Stockholders:

1.	Is an affiliate of a broker-dealer;
2.	Has had a material relationship with us other than as a stockholder at any time within the past three years; or
3.	Has ever been one of our officers and directors.

There are no family relationships between the officers and directors of the Company and any of the Selling Stockholders.

Richard Shergold, the Chief Executive Officer and Chairman of the Company, and Lisa Yakiwchuk, the Administrative Officer, Secretary and Director of the Company, are cousins. Other than the foregoing, there are no family relationships between the officers and directors of the Company.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The Selling Stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;
•	In privately negotiated transactions;
•	Through the writing of options on the common stock;
•	In short sales; or
•	In any combination of the aforementioned methods of distributions.

The sales price of the Commons Stock being offered to the public by the Selling Stockholders in this prospectus has been fixed at $1.00 per share until such time as our common stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or if materialized, be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Stockholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser. The Selling Stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Stockholders named in this prospectus.

The estimated costs of this offering are $80,794. We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

 The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with SKGP. The terms of all of the directors, as identified below, will run until our annual meeting of stockholders in 2008.

Person and Position:	Age:	SKGP Director Since:
Richard Shergold — Chief Executive Officer, Chief Creative Officer and Chairman (Principal Executive Officer)	46	2003
Paul Andrew Ruppanner — President and Director (Principal Financial Officer)	67	2003
Lisa Yakiwchuk — Administrative Officer, Secretary and Director	41	2003
Kelly Kot — Director	42	2003

Management and Director Biographies

Richard Shergold
Chief Executive Officer, Chief Creative Officer and Chairman

-	1992 – 2001 - Be Alert Bert – Founder, Producer/Creator/Marketer of 54 TV series shows
-	2000 – Present – Genuine Publishing - Self Employment, develop software for online fitness training
-	2003 – Present – Smart Kids Group Inc. – Founder, CEO, CCO and Chairman
-	2003 – Present – Smart Kids International Holdings – CEO and Chairman

In 1991, Mr. Shergold created the Be Alert Bert series. Since 2004, Mr. Shergold has served as the CEO, Chief Creative Officer and Chairman of Smart Kids Group Inc. Prior to creating Be Alert Bert, Mr. Shergold owned a chain of Martial Arts schools in Canada and the U.S.

Mr. Shergold has created, produced and marketed television series, a fitness programs, software and related websites. In addition, to Be Alert Bert, Mr. Shergold created, produced and stars in Full Motion Fitness and 3D Fitness Trainer, an exercise programs.

Mr. Shergold has spent over 20 years has an entrepreneur. Since 2003, Mr. Shergold serves as the CEO and Director under Smart Kids International Holdings, the holding company for Smart Kids intellectual property.

Mr. Shergold is solely responsible for production of all of the Company’s sublicensed digital media, including the Be Alert Bert series. He created each idea from inception, developed the characters, wrote the scripts, wrote the music, developed the storylines, and directed and produced the productions. As stated earlier in this prospectus, the source of all of our digital media content is our founder, Richard Shergold who created all content.

Paul Andrew Ruppanner
President, Principal Financial Officer and Director

-	1967 – 1995 – IBM Corporation - General Manager in Field Engineering Division; Customer Services Division and General Services Division

Mr. Ruppanner holds an MBA in Business Administration from Emory University, Atlanta.

During his 28 year executive career with IBM, Mr. Ruppanner held General Manager operational positions in many IBM marketing and service business units. He designed and led IBM’s first Operational Services Consultancy group of 80 professionals, providing strategic planning, organizational development and management processes consulting.

Recruited by KODAK/IBM to turn-around a negative profit with regards to national PC and Point-of-Sale services operation, Mr. Ruppanner developed and implemented a combined technology services company that was profitable in its first year on $1.3 Billion services revenue. This company (Technology Services Solutions/TSS) was formed by a merger of KODAK and IBM resources.

For the last eight years, he has been a business consultant and Managing Director of Company Builders, a New Mexico based consulting company. Mr. Ruppanner has served as the lead executive in several public and private companies:

Lead Executive positions held by Mr. Ruppanner:

o	Managing Partner – Santa Fe Consulting Group
o	Managing Director - Equity Financial Partners, Las Vegas, NV
o	Chief Operating Officer - Broken Beauties – Santa Fe, NM
o	President - Art Velocity – West Palm Beach, FL
o	President/CEO - Smart Kids Group – Edmonton, Alberta
o	President - Élan Marketing – Palm Beach Gardens, FL

o	CEO - World Arts Group – West Palm Beach, FL
o	Vice President - Command Security Software – Jupiter, FL
o	President/CEO SoftLock Services Rochester, NY
o	President - HotOffice Technologies - Boca Raton, FL
o	Vice President - Office Depot - Delray Beach, FL
o	Vice President - Technology Service Solutions (KODAK/IBM JV), Valley Forge, PA

Lisa Yakiwchuk
Administrative Officer, Secretary and Director

-	2003 – Present – Smart Kids Group Inc. - Administrative Officer, Secretary and Director
-	2003 – Present – Smart Kids International Holdings – Corporate Secretary/Director
-	2003 – Present – TKS Administration Services – Self-employed
-	2004 – Present – Alberta Children and Youth Services – Executive Division

Ms. Yakiwchuk has been in the executive administration field for over 24 years.  Ms. Yakiwchuk has served over 18 years in public provincial government administration.  As a previous Supervisor of Administration, she oversaw 11 employees in the social services sector, working with child welfare, children with disabilities and foster homes.

Kelly Kot
Director

-	2003 – Present – Smart Kids Group Inc. – Director
-	2003 – Present – Smart kids International Holdings – Director
-	1981 – Present – Edmonton General Hospital – Professional Power Engineer

Mr. Kot fosters strong ties with the community and has assisted with numerous non-profit volunteer fundraisers. Mr. Kot is a Real Estate entrepreneur and purchases, renovates and reestablishes homes.

Family Relationships amongst Directors and Officers:

Richard Shergold, the Chief Executive Officer and Chairman of the Company, and Lisa Yakiwchuk, the Administrative Officer, Secretary and Director of the Company, are cousins.  Other than the foregoing, there are no family relationships between the officers and directors of the Company.

Involvement in Certain Legal Proceedings

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

Information Concerning Non-Director Executive Officers

We currently have no executive officers serving who are non-directors.

DIRECTOR AND OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the year ended June 30, 2008, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2008. The foregoing persons are collectively referred to herein as the “Named Executive Officers.” Compensation information is shown for fiscal years 2008 and 2007.

Name/Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Richard Shergold
Chief Executive Officer,	2008	$100,000	(4)	$0	$0	$0	$0	$0	$0		$100,000
Chief Creative Officer and Chairman	2007	$100,000	(4)	$0	$0	$0	$0	$0	$837	(1)(2)	$100,837

Paul Andrew Ruppanner
President and Principal Financial	2008	$100,000	(4)	$0	$0	$0	$0	$0	$0		$100,000
Officer and Director	2007	$100,000	(4)	$0	$0	$0	$0	$0	$0		$100,000

Lisa Yakiwchuk
Administrative Officer, Secretary	2008	$60,000	(4)	$0	$0	$0	$0	$0	$0		$60,000
and Director	2007	$0	(4)	$0	$0	$0	$0	$0	$150	(3)	$150

(1)
On June 20, 2005, Richard Shergold, our Chief Executive Officer and Chairman, and SKIH entered into a License Agreement.  Pursuant the License Agreement, Mr. Shergold licensed, on an exclusive basis, all of the intellectual property of the Company to SKIH. The initial term of the License Agreement is 25 years and the Company has the right to extend the License Agreement in perpetuity. Mr. Shergold is to receive a royalty of $5,000 per month.  The initial term of the Sub-License Agreement is 25 years and SKIH has the right to extend the Sub-License Agreement to SKGP in perpetuity. In the event SKIH extends the Sub-License Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of June 30, 2008, the Company has paid SKIH licensing fees of $80,789, and accrued $99,211 in monies owed to SKIH pursuant to this Sub-License Agreement. As of December 31, 2008, the Company has paid SKIH licensing fees of $80,789 and accrued $129,211 in monies owed to SKIH pursuant to this Sub-License Agreement.

(2)	Reimbursement for office and administration expenses.
(3)	Reimbursement for travel expenses.
(4)
Salaries have not been paid. No compensation has been paid to our officers or directors since our inception in 2003. As of June 30, 2008, we incurred $720,533 in accrued compensation, consisting of payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses. Such expenses have been booked as accrued expenses on the Company’s balance sheet.

As of June 30, 2008, we incurred $21,069, which consists of unreimbursed operating expenses incurred by Richard Shergold, our Chief Executive Officer and majority shareholder. The advances do not bear interest or any specific repayment terms. The $21,069 due to Mr. Shergold is reimbursement for his personal funds used to pay for ongoing costs associated with the web server account, web domain name renewals, transfer agent and other fees.

No stock options have been granted to the Company’s officers and directors and none are issued or outstanding.

Employment Agreements

Mr. Shergold:

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000, payable in equal monthly installments.  The employment agreement provides that Mr. Shergold’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors.  Mr. Shergold’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Shergold $1,000 a month to cover general personal operating expenses and to reimburse Mr. Shergold for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company.  The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Shergold’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Shergold upon 30 days prior written notice or in the event of Mr. Shergold’s death or permanent disability.

Mr. Ruppanner:

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Ruppanner at an annual salary as of $100,000, payable in equal monthly installments. The employment agreement provides that Mr. Ruppanner’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors.  Mr. Ruppanner’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Ruppanner for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Ruppanner $1,000 a month to cover general personal operating expenses and to reimburse Mr. Ruppanner for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company.   The Company has determined that 50% of Mr. Ruppanner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Ruppanner’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Ruppanner upon 30 days prior written notice or in the event of Mr. Ruppanner’s death or permanent disability.

Ms. Yakiwchuk:

Effective December 31, 2007, the Company entered into an employment agreement with Lisa Yakiwchuk, the Administrative Officer and Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

As of the date of this registration statement, we have not paid any salaries in accordance with the above-mentioned employment agreements.

Both Mr. Shergold and Mr. Ruppanner engage in software development. Mr. Shergold spends 100% of his time on such activities. Mr. Ruppanner spends approximately 50% of his time on software development, and the rest of his time is spent developing the Company’s business infrastructure. Ideally, we would prefer that our Officers and Directors devote the majority of their time on business operations, while hiring full-time employees to focus on software development. However, due to the fact that we have very little cash on hand, and have no revenues or profits to date, we must rely on Mr. Shergold and Mr. Ruppanner to engage in dual functions until such a time that we can expend funds to hire software development personnel or outsource such functions.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board of Directors

Our audit committee presently consists of our directors. Our board does not have compensation, governance, nominating or executive committees or any other committees.  Our entire board serves in such capacities until their respective successors are elected and qualified.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities. The Code of Ethics and Code of Business Conduct are attached as Exhibits 14.1 and 14.2 respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this Prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Holder	Title	Shares of Common Stock		Percentage of Common Stock (1)
Richard Shergold 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4	Chief Executive Officer, Chief Creative Officer and Chairman (Principal Executive Officer)	90,000,000		73.32%

Paul Andrew Ruppanner 44 Coyote Mountain Rd. Santa Fe, New Mexico 87505	President and Director (Principal Financial Officer)	10,000,000	(2)	8.15%

Lisa Yakiwchuk 18012-73 Avenue Edmonton, Alberta T5T3K3	Administrative Officer and Director	1,000,000		0.82%

Kelly Kot 7508-75 Street Edmonton, Alberta T6C2E8	Director	1,550,000		1.26%

All executive officers and directors as a group (4 persons)	—	102,550,000		83.54%

Notes:

(1)
Applicable percentage of ownership is based on 122,748,500 shares of common stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Shares held by the Ruppanner Family Trust of which Paul Andrew Ruppanner has voting and dispositive control.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 400,000,000 shares of common stock, par value $0.0001 per share, or Common Stock and no shares of preferred stock. As of the date hereof, 122,748,500 shares of our common stock are issued and outstanding, and there are approximately 104 holders of record of our Common Stock.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

There is no active market for our common stock.

Currently, there is no active trading market for our common stock. Following the effectiveness of this registration statement, we intend to request that a broker-dealer/market maker submit an application to make a market for our common stock shares on the OTC Bulletin Board. There can be no assurance, however, that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board or any other recognized trading market or exchange. Any trading market that may develop in the future for our common stock will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Dividend Policy

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our Board periodically will reevaluate this dividend policy taking into account our operating results, capital needs, and the terms of our existing financing arrangements and other factors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Convertible Securities

During the years ended June 30, 2008 and 2007, the Company received an aggregate of $177,100 from individuals who invested in stock subscription agreements wherein upon the Company raised additional capital. These amounts are immediately convertible into common shares of the Company at a conversion rate of ten (10) cents per share into 1,771,000 shares. The respective investors may convert the principal amount into our common stock at any given time. The company issued these securities under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.  The Sourlis Law Firm has consented to being named as an expert in our registration statement, of which this prospectus forms a part.  The consent has been filed as an exhibit to the registration statement.

Conner & Associates, P.C., our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Conner & Associates, P.C. has presented its report with respect to our audited financial statements. The report of Conner & Associates, P.C. is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law.  The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

DESCRIPTION OF OUR BUSINESS

Throughout this prospectus, references to “SKGP,” the “Company,” “we, “us” and “our” mean Smart Kids Group, Inc.

General

We are a development stage children’s digital media company incorporated in the State of Florida on February 11, 2003. Since inception, we have been working towards developing and producing children’s EDUtainment digital media products on a variety of media including television, DVD and video retail, and the Internet. EDUtainment is a genre of children entertainment products that have underlying educational themes, intended to educate as well as entertain. Using child safety, health and education as its unifying themes, Smart Kids’ is developing and producing characters and related products to specifically address parents’ and children’s concerns about safety, health and education.

We own no Intellectual Property (“IP”) but instead sublicense the entirety of our digital media assets from Smart Kids International Holdings, Inc. (SKIH) pursuant to an exclusive sublicense. SKIH licenses such IP assets from directly from Mr. Shergold, our Chief Executive Officer and Chairman, pursuant to an exclusive license agreement. Mr. Shergold is sole stockholder of SKIH and the CEO and majority stockholder of our Company. Under an exclusive sublicense from SKIH, the company sub-licenses existing media properties to networks and local TV stations. (See “License Agreement” below and throughout this prospectus).

By utilizing our sublicensed digital media assets, products and our services, our goal is to become an online community and supplier of products and services for children of all ages. Our goal is to have our Children’s website be the preferred online community visited by our target demographic of 6-12 year olds. Through our websites, we will aim to provide education and information services, digital media games, as well as digital media songs, books and videos that can be downloaded digitally to the children’s home computer. The source and developer of all of our digital media content is our founder, Richard Shergold who created all content and media. He will also be the developer of all future digital media content. Copyrights exist for all of our digital media content. Quality control of our website will be the direct responsibility of our Chief Technology Officer and be reviewed monthly by our CEO.

To date, we have not generated any revenues. We are working towards attaining revenues and becoming a profitable operating company. We believe that we can become a profitable operating company by utilizing our portfolio of sublicensed digital media assets. We anticipate generating revenues by implementing our business plan which includes revenue generation from the marketing and sales of products associated with our existing inventory of licensed Intellectual Property (“IP”), most notably, the Be Alert Bert TV series and its associated merchandise.

Our Digital Media

Websites

Our primary interface with the public will be our new website, “Live at the Hive” (website address TBD), which is intended to launch in the Third Quarter of 2009 contingent upon our ability to obtain financing. Through this main website, we will offer all of our digital media assets and all product lines. We anticipate that we will require approximately $1 million to complete and launch this website. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future.

The Company currently maintains three websites, www.smartkidsgroupinc.com, www.mysmartkids.com, www.smartkidswear.com, and is engaged in the development of new websites. Through this forum, the Company intends to promote its media assets, as well as sell merchandise directly to the public.

Our plans include provisions for some free content to web visitors. We will allow 30 day free access to our website on a trial basis during which time any user will be available to download a few (3-6) samples of music or videos. In addition, we anticipate that our sponsored segments will allow free download of their content. Members will have free access to the same information after their 30 day trial. To date, no contractual arrangements or agreements have been made for any corporate sponsorship, nor have there been any discussions.

The TV Series:  “Be Alert Bert”

Be Alert Bert was created in 1991, and is currently broadcasting on eleven stations in South America and Europe. The series targets preschool children and focuses on safety issues. The Series was nominated for three AMPIA (Alberta Motion Picture Industry Association) Awards and won the Best Children’s Television Show award in 1998.  The series currently consists of a video library of 28 half-hour TV shows in English and 26 half-hour shows in Spanish, We are currently focused on updating the episodes and placing the current series onto mainstream English and Spanish networks.

The Company however is not currently receiving any revenue for such broadcastings. Revenue from the existing licensing was paid at the time of initial contracting on a one-time basis for approximately $15,000. All outstanding licenses are due for renewal late 2009 and the Company anticipates re-signing most of the current licensors and adding new licensors. New licensing is currently being inhibited by our lack of investment funding. Funding is required to change the Company titles and information on the existing content before new licensing initiatives will begin. While the Company will receive licensing fees and revenue for such future broadcasts, such licensing is not anticipated to generate a substantial amount of revenue for the Company, and management believes that such broadcasting’s true value lie in marketing and brand recognition that results from the broadcastings.

The content of the show combines entertainment and educational programming and merchandising, all of which address parents' concerns about keeping their children safe and making them aware of their surroundings in their homes and communities. This is acted out by a brother (Bert) and sister (Clare) and their friends. SKGP intends to extend the show’s age appeal into the early teens with the new TV series (The New Adventures of Bert and Clare) which is in pre-production, combining adventure and learning in a 3D fully-animated world, taking both children and early teens to new heights in adventure and education.

While our founder, Richard Shergold owns and retains the rights to the IP related to this broadcasts, every broadcast sale made with regards to the IP were one-time sales, for various specified durations and lengths of time with each respective market, with all sales proceeds going to Mr. Shergold directly. Upon expiration of said terms, renewals will be negotiated by and on behalf of the Company, and further payments will be received for the benefit of the Company as the Company now holds an exclusive sublicense to this IP.

The TV Series:  “The Adventures of Bert & Clare”

In development, The Adventures of Bert & Clare is a new, fully animated children’s television series designed for kids ages six to twelve years old. Using the characters of the Be Alert Bert series in addition to several newly created characters, this new television series is intended to consist of 65 fully animated 15-minute shows.

We anticipate completion of this series in the First Quarter of 2010 contingent upon our ability to obtain financing. We anticipate that we will require approximately $10 million to complete this project and get it to market. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future.

Merchandising:

Several logo products are anticipated for future development to capitalize on anticipated future popularity of the TV series. Examples of the types of products anticipated to be offered are:

-	Bert the Bee Dolls
-	Bert the Bee Watches
-	Bert the Bee Storybooks
-	Nightlights
-	Bike Helmets
-	Back Packs
-	Lunch Boxes
-	Medical Kits

-	Watches

Please note that the above-mentioned products are anticipated and the Company has not yet begun to develop such products. Furthermore, the Company makes no claim with respect to the TV Series’ current popularity. Our merchandising plan is based upon a level of popularity that the Company hopes to attain, but is in no way guaranteed.

We intend to complete our plan for merchandising by the fourth quarter of 2009. We anticipate that, contingent upon successful financing, we will bring the merchandise to market by late 2010. We anticipate that we will require approximately $250,000 to complete this project and get the merchandise to market in 2010. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future.

Mall-Centered, Bee Hive Franchise Kiosks and Stores:

In development for the future is the creation and issuance of a franchise of Bee Hive-shaped Bert & Clare kiosks to be purchased and owner-operated in stores throughout North America. We believe that the kiosks would offer an opportunity to promote and sell Bert & Clare merchandise, offer the opportunity to play Bert & Clare interactive games, and promote upcoming episodes and our Company in general.

We anticipate completion of our franchise kiosks and stores plan in the Fourth Quarter of 2010 contingent upon our ability to obtain financing. We anticipate that we will require approximately $200,000 to complete this project design. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future.

Sources of Revenue:

There are four intended and anticipated primary sources of revenue to the Company:

• Website

o	Membership fees

o	Merchandise sales

• Television

o	Broadcast Licenses (Domestic and International)

o	Sponsorship

• Merchandise

o	Licensing

o	Sales

• Kiosk/Store Franchises

o	Franchise Sales

o	Franchise Fees

Revenue Generation Strategies:

Digital Media Assets:

It is anticipated that the existing Be Alert Bert TV series and future Bert & Clare TV series will be licensed for revenue to additional network and local TV outlets. The marketing channel for this sector is collateral developed by the company sent to networks and local TV outlets. Distribution will be via existing TV show demo DVDs. Sales will be conducted by direct sales personnel. To date, no such contractual arrangements have been made.

Website:

It is anticipated that our children’s website (Live at the Hive) will generate revenue through annual memberships on an annual fee basis. Existing and music and videos will generate sales from e-commerce transactions via the website. The marketing channel for this sector is TV and Children oriented websites advertisements. Distribution will be via the Internet. Membership Sales will be conducted via the website.

Character Based Merchandise:

It is anticipated that primary revenue generation from the sale of character based merchandise will emanate from e-commerce sales on the website. Future strategic plans include the franchising of mall kiosks and themed retail outlets to sell character based merchandise directly to consumers at the retail level. It is not known when such franchising plans will come to fruition however.

It is believed that marketing for Character based merchandise will take place through advertising on our website for e-commerce sales and through targeted local advertising for retail sales. Distribution will be direct ship from manufacturer or warehouse facilities (future) via commercial carrier for e-commerce purchases and via commercial carrier inventory drop ship kiosk and retail outlets. Merchandise sales will be via website advertising for e-commerce and direct sales by a sales force for retail sales.

Additional Revenue Sources:

In additional to the above mentioned, it is anticipated that revenue generation will come from corporate sponsorship fees. To date however, no such contractual arrangements have been entered into for such corporate sponsorships.

Our Growth Strategy:

SKGP has developed a five-stage growth strategy, to be fully implemented upon the attainment of necessary capital milestones:

• Phase 1 – Re-engineer Infrastructure
To support our expansion and growth, the Company anticipates investment to build operational enhancement and increased capabilities to:

o	Company Websites
o	Current ‘Be Alert Bert’ TV series
o	Merchandise Inventory/Control systems
o	E-commerce/Financial systems
o	Administrative support systems

• Phase 2 – Launch US Brand Awareness Program
License/Distribute ‘Be Alert Bert’ TV series to US markets with the goal of building consumer awareness to our targeted demographics. It is anticipated that this Program will focus on kid’s safety and include elements such as:

o	A National Public Relations campaign
o	TV/Website cross marketing programs
o	Implementation of a ‘Partners Program’ with National Associations and Businesses
o	Initiate Franchise development program

• Phase 3 – Expand Branded Merchandise Licensing and Development
This phase of development will extend our existing branded product portfolio to a level sufficient enough to support retail distribution.

o	Implement inventory management systems
o	Implement distribution strategy
o	Build store level inventory

o	Complete Franchise management system

•	Phase 4 – Implement Smart Kids Franchise Program
SKGP plans to build prototype kiosks and retail stores near its headquarters to test franchise operations before national sales and rollout.

o	Expansion of Merchandise Licensing and Development
o	This phase of development will extend our existing branded product portfolio to a level sufficient enough to roll out retail distribution.
o	Conduct Franchise sales

•	Phase 5 – Drive Market Share Growth
This phase of development is anticipated to extend our Brand deeper into our target demographics and into global markets.
o	Release of our second TV Series – “The Adventures of Bert and Clare” introducing new characters.
o	Release of new “fresh” character based merchandise
o	Launch International franchise program

The implementation of this five-stage growth strategy is contingent upon our successful attainment of necessary capital and funding. There is no guarantee that the Company will be successful in raising such capital, and as a consequence, may never become profitable. Please refer to “Risk Factors”, for an explanation of this risk and other risks pertinent to an investment in this Company.

Distribution Methods of Our Products

Public Relations. Upon the successful attainment of necessary capital, the Company intends to employ a Public Relations Marketing company to lead all Public Relations initiatives in a consistent manner. Such initiatives include the following:

Trade Shows. Business and trade show participation is anticipated to be a key promotional vehicle for SKGP. We anticipate using trade shows and brand promotions to complement our marketing strategy of developing an enticing market for our products and services.

Internet Marketing. It is intended that internet marketing will be our most heavily invested advertising media channel. We anticipated also using web marketing for lead generation and for special offers.

Cross Marketing. Working with our major Clients and Partners, the Company anticipates generating and implementing cross-marketing campaigns to drive promotion and Brand recognition.  To date, we have not implemented any such cross-marketing campaigns.

Upcoming Development Plans

As a development stage company, we intend to generate revenue from sales of products associated with our primary sublicensed IP asset, “Be Alert Bert”, the TV series and associated merchandise to be developed.

SKGP has been working steadily for a North American market launch anticipated for 3rd Calendar Quarter 2009. Our short-term development necessities include conducting the following:

•	Digitally re-master our existing Be Alert Bert TV series for sale to TV stations in North America
•	Develop the “My Smart Kids Live at the Hive” website for launch in 3rd Calendar Quarter 2009
•	Develop character based 30 second commercials for TV advertising
•	Organize to implement and manage contemporary:
o	Merchandise Inventory/Control systems
o	E-commerce/Financial systems

o	Administrative support systems

Mid 2009 Business Plan:
In 2009, the Company intends to launch and operate an integrated website and TV marketing program with the goal of generating initial revenue through website membership fees.  Anticipated program highlights include:

•
Launching the My Smart Kids “Live at the Hive” website that asks parents and kids to become a ‘Busy Bee’ and use the My Smart Kids Live at the Hive  website as their primary Internet site. Some representative features of the site are:

o	Liberal use of Bert the Bee music and videos in the ‘Hive Entrance’ (home page) area to showcase the many features that will be available after password entry to the full hive:
▪	Movies (already developed and existing assets)
▪	Personal B-mail (already developed and existing assets)
▪	Games (already developed and existing assets)
▪	Gifts (already developed and existing assets)
▪	Etc.
o	Parental approval to enter/join
o	A 30 day free membership
o	Annual membership fees of $19.99 which provides membership cards, discounts on merchandise and letters from Bert
•	Launching re-mastered TV series placement through sales or barter initially in major markets to leverage the bi-lingual benefits of the series.
o	The primary purpose of this initiative is to build awareness in the targeted demographics and drive revenue producing memberships on the interactive ‘Live at the Hive’ kids website community.
o	To achieve station placement the Company will accept barter agreements whereby the station runs the TV series under a free license and in exchange runs Live at the Hive commercials for free.

We anticipate attempting to barter placement of our Be Alert Bert TV series with networks and local stations in exchange for commercial advertising time where we intend to run ads to attract visitors to our website. Our President and CEO, Richard Shergold has had extensive experience and success with the barter process. Such processes are common practice in the TV industry.

Remaining 2009 Business Plan:
In remaining part of 2009, we intend on extending Smart Kids’ existing branded product portfolio to a level sufficient enough to support mass retail distribution. There is one major initiative planned:
•	Production and release of a second TV Series – “The Adventures of Bert and Clare” introducing a revised ‘Bert’ and new characters.
o	This series has been written and production will begin with funding
o	Release of new “fresh” character based merchandise
o	This new series will be licensed in North America and globally
o	The Company plans to develop an extended line of new character based merchandise for current e-commerce sales and future direct retail sales

Strategic Business (2010 and beyond):
Our Company plans to continue character development through additional TV series releases and merchandise expansion. These efforts are focused on development of a retail strategy that extends beyond web based e-commerce. The Company has designed kiosks and store models to initiate a brand franchise retail strategy planned for a 2010 launch. To date, no such contracts or arrangements have been consummated.

Our Company intends to package and sell all character based content/products as well as physical fitness products to the public via its website and through its retail franchise program.

We sublicense our IP character assets from Smart Kids International Holdings, Inc. (SKIH) pursuant to an exclusive sublicense. SKIH licenses such IP assets from Mr. Shergold, our Chief Executive Officer and Chairman, pursuant to an exclusive license agreement. The License Agreements are discussed below. Mr. Shergold is sole stockholder of SKIH and a majority stockholder of our Company.

No additional funding is required to implement our franchising of kiosks and retail outlets. We have existing designs that only need to be adjusted slightly to fit market needs as we determine them to be in 2010. We intend to sell program licenses with direct sales resources and appropriate marketing collateral. For North America we intend to hire sales personnel and for international markets we will use agents that serve those markets. The Company will use existing and previously used North American and international marketing channels because of their demonstrated success in the past.

Summary of Product Development:

Key Milestone	Funds Required	Status	Implementation Date***	Completed Date***
Initial Operations
•   Contract Vendors
•   Establish Offices
•   Hire three staff
•   Update TV Series with
 new company info
•   Produce commercials
 for  barter
•   Initialize sales
•   Initialize Live at the
 Hive development
	$350K	Designed	Mid-2009	Mid-2009
Contract Sponsors	$30K	Designed	Mid-2009	Mid-2009
Renew existing Licenses	$10K	Designed	Mid-2009	Mid-2009
Sell new Licenses	$20K	Designed	Mid-2009	Mid-2010
Begin Bert and Clare Production	$4M	Designed	Late 2009	Early 2010
Complete Live at the Hive Development	$750K	Planned	Late 2009	Late 2009
Phase 2 Operations • Hire 3 staff	$75K	Planned	Late 2009	Early 2010
Launch Live at the Hive	$200K	Planned	Late 2009	Late 2009
Contract for Merchandise	$25K	Designed	Late 2009	Late 2009
Acquire Merchandise	$300K	Planned	Early 2010	Early 2010
E-Commerce Merchandise	$25K	Planned	Early 2010	Early 2010
Launch Merchandise Sales	$100K	Planned	Early 2010	Early 2010

*Designed status means that the project planning, scope, operational characteristics and implementation strategy is completed. It is ready to implement.

**Planned status means that the product is defined but has not been fully designed and is not ready to implement.

*** All of the dates are anticipated, and we cannot provide any assurance of attaining the respective milestone by such approximate date.

With respect to The Adventures of Bert and Clare, our founder, Richard Shergold has written all planned segments and scripts for the series. However, due to lack of operating capital and cash available, production of the series has not commenced. If we are successful in attaining funding within the first three quarters of 2009, we anticipate that the production process will be completed with a planned completion date of first quarter of 2010. However, inability to attain financing will further inhibit us from realizing this product line’s completion.

With respect to our contemplated new website, Live at the Hive, the site is architected and outlined for development. However, due to lack of operating capital and cash available, website construction has not commenced. If we are successful in attaining funding, we anticipate that the website’s construction and launch will be completed by the third quarter of 2009. However, inability to attain financing will further inhibit us from completing and launching the website.

Our plans for character-based merchandising are contingent upon our ability to obtain financing. We anticipate that we will commence such operations in the fourth quarter of 2009; however, inability to attain financing will further inhibit us from achieving this target date.

Our plan for Kiosks and retail outlet franchises has been developed and is still in the concept stage. Our ability to realize such operations is contingent upon our ability to attain sufficient financing, as well as the initial success of our flagship product lines. Acceptance of our product lines by the marketplace is a crucial component to the fruition of these operations.

Profitability

We do not expect to become profitable for a minimum of 24 months, if at all. Our management is of the opinion that we immediately require $12 million dollars, as noted in the chart above, to carry out our business plan and operational strategies, and even if we attain such financing, there is still no assurance that we will become profitable. As of the date of this prospectus, we have not identified any sources for financing.

Status of any publicly announced new Product or Service

No new product has recently been publicly announced.

Competitive business conditions, the Issuer's competitive position in the industry, and methods of competition

There are also many independent product development firms with which the Company competes. Many of these companies have substantially greater resources than the Company and represent properties which have been commercially successful for longer periods than the Properties represented by the Company. The Company believes it would be relatively easy for a potential competitor to enter its market in light of the relatively small investment required to commence operations as a merchandising agent.

Sources and Availability of raw materials and the names of principal suppliers

Our products do not require the consumption of raw materials.

Dependence on one or a few customers

We plan to market our products through distribution networks that aim to reach vast audience nationwide. We do not anticipate that we will depend on one or few customers.

Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts, including their duration

Licensing Agreement

Mr. Richard Shergold, our Company’s Chief Executive Officer and Chairman, is the sole Officer, Director and Shareholder of Smart Kids International Holdings, Inc. (“SKIH”). Pursuant to a licensing agreement dated June 20, 2005, Mr. Shergold licensed all of the IP assets owned by Mr. Shergold to SKIH for a period of 25 years, subject to renewal and extension in perpetuity to be agreed upon by the parties at that later date. In a separate Sub-Licensing Agreement between the Company and SKIH, SKIH granted a sub-license of the above-mentioned IP assets to the Company on an exclusive basis. Pursuant to the terms of the Sub-License Agreement, the Company agreed to pay SKIH a licensing fee of $5,000 per month, where the Company received a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the Sub-License Agreement.

The initial term of the Sub-License Agreement is 25 years and SKIH has the right to extend the Sub-License Agreement to SKGP in perpetuity. In the event SKIH extends the Sub-License Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of June 30, 2008, the Company has paid SKIH licensing fees of $80,789, and accrued $99,211 in monies owed to SKIH pursuant to this Sub-License Agreement. As of December 31, 2008, the Company has paid SKIH licensing fees of $80,789 and accrued $129,211 in monies owed to SKIH pursuant to this Sub-License Agreement.

The above-mentioned licensing agreements accompany this prospectus as Exhibits 10.1 and 10.2 respectively. These exhibits contain a description of all of the IP assets that we are currently licensing from Mr. Shergold.

The need for government approval of principal products or services

There are currently no regulations governing our products or services.

Employees

Aside from the Officers and Directors as described in this prospectus, the Company does not have any other employees. With the exception of Richard Shergold, all of our employees work on a part-time basis.

DESCRIPTION OF PROPERTIES

We currently have no need for physical office space. Presently, our principal executive office, which consists of a facility acting as a mail service at no cost, is located in Alberta, Canada at 9768-170 Street, Suite 542, Edmonton, Alberta T5T5L4, and our telephone number is (780) 222-6257. In addition, the Company shares office space at the residence of the President and Chief Operating Officer of the Company in Santé Fe, New Mexico, also at no cost. At the present time we do not own or lease real property, nor do we anticipate purchasing or leasing any property in the future. We believe that there is currently no need to maintain commercial office space. This issue will be re-evaluated periodically to determine if a need for such real property arises.

LEGAL PROCEEDINGS

During the past five years no director or executive officer of the company (i) has been involved as a general partner or executive officer of any business which has filed a bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

The Company nor its officers or directors are not parties to any legal proceedings and are not aware of any pending claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “SKGP” in this prospectus collectively refers to the Company.

Business Overview

By using our existing intellectual property assets, we believe that we are positioned to become a profitable supplier of Edutainment products and services for kids of all ages.

We are currently a development stage company and are working towards attaining revenues and becoming a profitable operating company. To date, we have not generated any revenues. We believe that we can become a profitable operating company by utilizing our portfolio of entertainment assets, which we believe can be immediately marketed and distributed through a variety of channels.

Leveraging our licensed intellectual property (IP) and global distribution rights, we intend to sell, license and market products and planned retail franchises through a variety of media including television, video, direct marketing, and the Internet.

We currently have products which we believe address the preschool market and we anticipate continuing to acquire and license content and products, which will extend its age appeal into the early teens.

Licensing Agreement

Mr. Richard Shergold, our Company’s Chief Executive Officer and Chairman, is the sole Officer, Director and Shareholder of Smart Kids International Holdings, Inc. (“SKIH”). Pursuant to a licensing agreement dated June 20, 2005, Mr. Shergold licensed all of the IP assets owned by Mr. Shergold to SKIH for a period of 25 years, subject to renewal and extension in perpetuity to be agreed upon by the parties at that later date. In a separate Sub-Licensing Agreement between the Company and SKIH, SKIH granted a sub-license of the above-mentioned IP assets to the Company on an exclusive basis. Pursuant to the terms of the Sub-License Agreement, the Company agreed to pay SKIH a licensing fee of $5,000 per month, where the Company received a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the Sub-License Agreement.

The initial term of the Sub-License Agreement is 25 years and SKIH has the right to extend the Sub-License Agreement to SKGP in perpetuity. In the event SKIH extends the Sub-License Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of June 30, 2008, the Company has paid SKIH licensing fees of $80,789, and accrued $99,211 in monies owed to SKIH pursuant to this Sub-License Agreement. As of December 31, 2008, the Company has paid SKIH licensing fees of $80,789 and accrued $129,211 in monies owed to SKIH pursuant to this Sub-License Agreement.

Going Concern

At December 31, 2008, we had $560 cash on-hand and an accumulated deficit of $709,268, and as noted throughout this prospectus and our financial statements and note thereto, our independent auditors have expressed their substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Evolving Industry Standards; Rapid Technological Changes

The Company's success in its business will depend in part upon its continued ability to enhance its existing products and services, to introduce new products and services quickly and cost effectively to meet evolving customer needs, to achieve market acceptance for new product and  service offerings and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of the Company will not develop competitive products, or that any such competitive products will not have an adverse effect upon the Company's operating results.

Moreover, management intends to continue to implement "best practices" and other established process improvements in its operations going forward. There can be no assurance that the Company will be successful in refining, enhancing and developing its operating strategies and systems going forward, that the costs associated with refining, enhancing and developing such strategies and systems will not increase significantly in future periods or that the Company's existing software and technology will not become obsolete as a result of ongoing technological developments in the marketplace.

Sufficiency of Cash Flows

Because current cash balances and projected cash generation from operations are not sufficient to meet the Company's cash needs for working capital and capital expenditures, management intends to seek additional equity financing and credit facilities. The sale of additional equity could result in additional dilution to the Company's shareholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. To date, the Company is not in any discussions to make acquisitions with any party.

Results of Operations for the fiscal year ended June 30, 2008 compared to June 30, 2007

Revenues.  We did not have any revenue for the fiscal years ended June 30, 2008 and 2007.

Assets. Our total assets were $807,878 at June 30, 2008 compared to $583,183 at June 30, 2007. This increase was primarily due to increased capitalization of software development costs to $787,771 at June 30, 2008 from $577,771 at June 30, 2007, in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

Liabilities. Our total liabilities were $1,112,108 at June 30, 2008 compared to $723,295 at June 30, 2007. This increase was primarily due to an increase in accounts payable and accrued expenses from $663,742 at June 30, 2007 to $956,439 at June 30, 2008 due to the accrual of amounts due under the Company’s employment agreements.

Total Stockholders’ Deficit. Our stockholders’ deficit was $304,231 at June 30, 2008 compared to $140,113 at June 30, 2007.

Net Loss. We had a net loss of $269,118 for the fiscal year ended June 30, 2008 compared to $89,864 for the fiscal year ended June 30, 2007. This increase was primarily due to an increase in the amount of incurred legal and accounting fees.

Operating expenses. Our operating expenses include website maintenance fees, salaries and wages, general and administrative expenses, legal and professional fees.  Our total operating expenses increased from $88,149 for the fiscal year ended June 30, 2007 to $267,290 for the fiscal year ended June 30, 2008. This increase was primarily due to an increase in legal and professional fees from $81,605 to $135,520 in connection with costs incurred for the preparation and filing of the Registration Statement on Form S-1 of which this Prospectus is a part.

Accounts Payable and Accrued Expenses

As of June 30, 2008 and 2007, the Company incurred $956,439 and $663,742. respectively.  The accounts payable and accrued primarily consist of the payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses.

Due to Shareholder

As of June 30, 2008 and 2007, the Company incurred $21,069 and $17,053 respectively, which consists of unreimbursed operating expenses incurred by Richard Shergold, our Chief Executive Officer, Chief Creative Officer, Chairman and majority shareholder. The advances do not bear interest or any specific repayment terms.

Deposits from Stock Subscriptions

During the years ended June 30, 2008 and 2007, the Company received an aggregate of $177,100 from individuals who invested in stock subscription agreements. These amounts are immediately convertible at ten (10) cents per share into 1,771,000 common shares of the Company.

Results of Operations for the three months ended December 31, 2008 compared to December 31, 2007

Revenues.  We did not have any revenue for the three months ended December 31, 2008 and 2007.

Assets. Our total assets were $892,338 at December 31, 2008 compared to $807,878 at June 30, 2008. This increase was primarily due to increased capitalization of software development costs to $880,771 at December 31, 2008 from $787,771 at June 30, 2008, in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

Liabilities. Our total liabilities were $1,396,573 at December 31, 2008 compared to $1,112,109 at June 30, 2008. This increase was primarily due to an increase in accounts payable and accrued expenses from $956,440 at June 30, 2008 to $1,247,625 at December 31, 2008 due to the accrual of amounts due under the Company’s employment agreements.

Total Stockholders’ Deficit. Our stockholders’ deficit was $504,235 at December 31, 2008 compared to $304,231 at June 30, 2008.

Net Loss. We had a net loss of $90,475 for the three months ended December 31, 2008 compared to a net loss of $58,919 for the three months ended December 31, 2007. This increase was primarily due to an increase in the amount of incurred legal and accounting fees.

Operating expenses. Our operating expenses include website maintenance fees, salaries and wages, general and administrative expenses, legal and professional fees. Our total operating expenses increased from $58,490 for the three months ended December 31, 2007 to $90,418 for the three months ended December 31, 2008. This increase was primarily due to an increase in legal and professional fees in connection with costs incurred for the preparation and filing of the Registration Statement on Form S-1 of which this Prospectus is a part.

Liquidity and Capital Resources

Cash Balance. At June 30, 2008, we had $8,986 cash on-hand and an accumulated deficit of $509,264 causing our auditors to express their doubt as to our ability to continue as a going concern in their audit report for the fiscal year ended June 30, 2008. June 30, 2007, we had $36 cash on-hand and an accumulated deficit of $240,146. This decrease from 2007 to 2008 was primarily due to incurred legal and accounting fees. We anticipate incurring losses in the future. At December 31, 2008, we had $560 cash on-hand and an accumulated deficit of $709,268.

We do not have an established source of revenue sufficient to cover our operating costs in the next 12 months. Our monthly overhead expenses are comprised of administrative costs, such as the PCAOB Auditor, Transfer Agent maintenance fees, legal fees and filing fees to file documents with the SEC. For the three months ended December 31, 2008, we incurred $90,418 in total operating expenses, of which $20,300 was attributed to legal and professional fees. As of the time this registration was filed, we do not have adequate funds to continue operations nominally, and have made arrangements to pay certain necessary service providers as soon as possible once we are able to successfully obtain financing. Smaller, reasonable overhead fees are currently being paid for privately by our Officers and Directors. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses, we will have to discontinue operations.

Our Company has expended all operating capital and cash on hand as of the date of this registration statement. Operations have been effectively suspended until our registration statement is deemed effective, where we will subsequently seek financing from institutional investors. Our founder and CEO, Richard Shergold, is bearing all costs that cannot currently be deferred. Our Officers and Directors are continuing to contribute services without cash compensation during this period.

Aside from legal, auditing, accounting, transfer agent and filing agent fees, the Company currently does not have any overhead expenses, as the production facility cost only incurs when in production. The company does not incur other administrative costs at this time, as we do not have any leased/owned office space or paid personnel. The Company’s officers conduct business using their personal homes and personal equipment such as computers and cell phones and continue to contribute services without cash compensation.

The Company currently has no cash flow. It has expended all operating capital as of the date of this registration statement.

We have made arrangements with Oligive LLC to pay legal fees when we are able to raise investment capital.

Arrangements have also been made with Vintage Filings to pay a deposit of $1500.00 from the personal income of the Mr. Shergold and to pay the outstanding amounts plus a late payment charge when we can raise investment capital. Our ability to successfully raise capital may not materialize, and in such event, Mr. Shergold will be personally liable for such fees.

Additional administrative costs, including the website server and incorporation fee are also being paid from the personal income of the Mr. Shergold.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company experienced a net loss of $200,003 for the six months ended December 31, 2008 along with an accumulated deficit during the Company’s development stage of $709,268 as of December 31, 2008.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations.

Off –Balance Sheet Operations

The Company does not have any off-balance sheet operations.

Impact of Inflation

It is management's opinion that inflation has had only a negligible effect on our operations in the past several years.

CONTRACTUAL OBLIGATIONS AS OF JUNE 30, 2008

There are no contractual obligations on the Company’s Balance sheet as of June 30, 2008.

	Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt Obligations	$0	$0	$0	$0	$0
Capital Lease Obligations	$0	$0	$0	$0	$0
Operating Lease Obligations	$0	$0	$0	$0	$0
Purchase Obligations	$0	$0	$0	$0	$0
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0

CRITICAL ACCOUNTING POLICIES

The Company’s financial statements included herein were prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.
Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.
Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.
Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.	Fair Value of Financial Instruments The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.	Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred.

Since inception of the business, February 11, 2003, the Company has not realized any revenue.

f.
Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of June 30, 2008, the Company capitalized $787,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company does not anticipate adopting this pronouncement because the Company does not have nor expect to have in the foreseeable future any derivative instruments or hedging activities.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions.  FAS 159 is effective for fiscal years beginning after November 15, 2007, and the Company are currently evaluating the impact that FAS 159 will have on its financial position and results of operations once adopted.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).  SAB 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment and is effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 had no impact on the Company’s financial statements for the year ended June 30, 2008.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements and is effective for fiscal years beginning after November 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement with SKIH who licenses such Intellectual Property from Richard Shergold, the owner of all of the Intellectual Property for $5,000 per month plus royalties fees as described above.

Due to Shareholder

As of June 30, 2008 and 2007, the Company incurred $21,069 and $17,053 respectively, which consists of unreimbursed operating expenses incurred by Richard Shergold, our Chief Executive Officer, Chief Creative Officer, Chairman and majority shareholder. The advances do not bear interest or any specific repayment terms.

Licensing Agreement

Mr. Richard Shergold, our Company’s Chief Executive Officer and Chairman, is the sole Officer, Director and Shareholder of Smart Kids International Holdings, Inc. (“SKIH”). Pursuant to a licensing agreement dated June 20, 2005, Mr. Shergold licensed all of the IP assets owned by Mr. Shergold to SKIH for a period of 25 years, subject to renewal and extension in perpetuity to be agreed upon by the parties at that later date. In a separate Sub-Licensing Agreement between the Company and SKIH, SKIH granted a sub-license of the above-mentioned IP assets to the Company on an exclusive basis. Pursuant to the terms of the Sub-License Agreement, the Company agreed to pay SKIH a licensing fee of $5,000 per month, where the Company received a world-wide exclusive royalty-free license to use the IP assets in connection with the manufacture, distribution, sale and advertising of the IP for the term of the Sub-License Agreement.

The initial term of the Sub-License Agreement is 25 years and SKIH has the right to extend the Sub-License Agreement to SKGP in perpetuity. In the event SKIH extends the Sub-License Agreement in perpetuity, the licensing fee shall remain $5,000 per month. As of June 30, 2008, the Company has paid SKIH licensing fees of $80,789, and accrued $99,211 in monies owed to SKIH pursuant to this Sub-License Agreement. As of December 31, 2008, the Company has paid SKIH licensing fees of $80,789 and accrued $129,211 in monies owed to SKIH pursuant to this Sub-License Agreement.

The above-mentioned licensing agreements accompany this prospectus as Exhibits 10.1 and 10.2 respectively. These exhibits contain a description of all of the IP assets that we are currently licensing from Mr. Shergold.

Director Independence

The OTCBB on which we plan to have our shares of common stock quoted does not have any director independence requirements. In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15). Based on those widely-accepted criteria, we have determined that our Directors are not independent at this time.

No member of management is or will be required by us to work on a full time basis, although our president currently devotes fulltime to us. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

There is not currently an active trading market for our shares of common stock. Following the effectiveness of this registration statement, the Company intends to request that a broker-dealer / market maker submit an application to make a market for the Company's shares on the OTC Bulletin Board. However, there can be no assurance that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board or any other recognized trading market or exchange. Any trading market for the common stock that may develop in the future will most likely be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will the Company's shares become eligible to be quoted on the OTC Bulletin Board. In the event that the Company loses this status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Our Outstanding Convertible Securities

During the years ended June 30, 2008 and 2007, the Company received $134,600 and $42,500 from individuals who invested in stock subscription agreements wherein upon the Company raised additional capital. These amounts are convertible into common shares of the Company at a conversion rate of ten (10) cents per share into 1,346,000 and 425,000 shares. The company issued these securities under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

As of the date of this prospectus, none of the principal amounts received have been converted into our Common Stock.

Holders of Our Common Stock

As of the date of this Prospectus, we have 104 holders of record of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL INFORMATION

.  Smart Kids Group, Inc.

June 30, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board Directors
Smart Kids Group, Inc.
Pinecrest, Florida

We have audited the accompanying balance sheets of Smart Kids Group, Inc. as of June 30, 2008 and 2007, and the related statements of operations, shareholders’ equity (deficit), and cash flows for years then ended and the period February 11, 2003 (date of inception) to June 30, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows for the years ended June 30, 2008 and 2007 and the period February 11, 2003 (date of inception) to June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company experienced a net loss of $269,118 and $89,864 for the years ended June 30, 2008 and 2007 along with an accumulated deficit of $509,264 as of June 30, 2008. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Conner & Associates, PC

Conner & Associates, PC
Newtown, Pennsylvania
24 September 2008, except as to revised disclosures in notes 2 and 5 to the financial statements which are dated as of December 12, 2008

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Balance Sheets
June 30, 2008 and 2007

	2008	2007

ASSETS

Current assets
Cash	$8,986	$36
Prepaid expenses	10,000	3,661
Total current assets	18,986	3,697

Fixed assets
Equipment	1,134	-
Less: accumulated depreciation	(113)	-
Total fixed assets	1,021	-

Other assets
Software development costs	787,771	577,771
Organizational costs, net of amortization	-	1,715
Subscription receivable	100	-
Total other assets	787,871	579,486

Total assets	$807,878	$583,183

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$956,439	$663,742
Due to shareholder	21,069	17,053
Deposits from stock subscriptions	134,600	42,500
Total current liabilities	1,112,108	723,295
Total liabilities	1,112,108	723,295

Commitments and contingencies	-	-

Stockholders' equity (deficit)
Common Stock, $.0001 par value; 400,000,000 shares authorized, 122,748,500 shares issued and outstanding as of June 30, 2008 and 121,748,500 shares issued and outstanding as of June 30, 2007	12,275	12,118
Additional paid-in-capital	192,758	87,915
Accumulated deficit during the development stage	(509,264)	(240,146)
Total stockholders' equity (deficit)	(304,231)	(140,113)

Total liabilities and stockholders' equity (deficit)	$807,878	$583,183

See accompanying notes to financial statements, which are an integral part of the financial statements.

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Operations

			For the period
	For the year	For the year	February 11, 2003
	ended	ended	(Inception) to
	June 30, 2008	June 30, 2007	June 30, 2008

Revenue	$-	$-	$-

Cost of goods sold	-	-	-

Gross profit (loss)	-	-	-

Operating expenses
Stock issued for services	-	-	14,679
Website maintenance and fees	2,376	2,103	9,231
Salaries and Wages	110,000	-	110,000
General and administrative expenses	19,394	4,441	108,214
Legal and professional fees	135,520	81,605	258,452

Total operating expenses	267,290	88,149	500,576

Loss from operations	(267,290)	(88,149)	(500,576)

Other income (expense),
Depreciation	(1,828)	(1,715)	(8,688)

Total other income (expense)	(1,828)	(1,715)	(8,688)

Loss before provision for income taxes	(269,118)	(89,864)	(509,264)

Provision for income taxes	-	-	-

Net loss	$(269,118)	$(89,864)	$(509,264)

Net loss per common share (basis and diluted)	(0.0022)	(0.0007)	(0.0095)

Weighted average common shares outstanding (basic and diluted)	121,589,415	121,178,500	53,693,641

Dividends paid per common share	$-	$-	$-

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Changes in Stockholders' Equity (Deficit)
From February 11, 2003 (inception) to June 30, 2008

				Deficit
				Accumulated
			Additional	During the	Stockholders'
	Common Stock		Paid-in	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, February 11, 2003	-	$-	$-	$-	$-
Issuance of common stock	100	-	1	-	1
Net loss	-	-	-	-	-

Balance, June 30, 2003	100	-	1	-	1

Net loss	-	-	-	(81,584)	(81,584)

Balance, June 30, 2004	100	-	1	(81,584)	(81,583)

Issuance of common stock	121,178,500	12,118	87,914	-	100,032
Adjustment	(100)	-	-	-	-
Net loss	-	-	-	(43,840)	(43,840)

Balance, June 30, 2005	121,178,500	12,118	87,915	(125,424)	(25,391)

Net loss	-	-	-	(24,858)	(24,858)

Balance, June 30, 2006	121,178,500	12,118	87,915	(150,282)	(50,249)

Net loss	-	-	-	(89,864)	(89,864)

Balance, June 30, 2007	121,178,500	12,118	87,915	(240,146)	(140,113)

Issuance of common stock	1,570,000	157	104,843	-	105,000

Net loss	-	-	-	(269,118)	(269,118)

Balance, June 30, 2008	122,748,500	$12,275	$192,758	$(509,264)	$(304,231)

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

			For the period
	For the year	For the year	February 11, 2003
	ended	ended	(Inception) to
	June 30, 2008	June 30, 2007	June 30, 2008
Cash flows from operating activities
Net income (loss)	$(269,118)	$(89,864)	$(509,264)
Adjustments to reconcile net income to cash (used in) operating activities
Depreciation and amortization	1,828	1,715	8,688
(Increase) decrease in
Prepaid expenses	(6,339)	914	(10,000)
Organizational costs	-	-	(8,575)
Subscriptions receivable	(100)	-	(100)
Increase (decrease) in
Accounts payable and accrued expenses	292,697	320,988	956,439

Cash flows (used in) operating activities	18,968	233,753	437,189

Cash flows from investing activities
Software/website development costs	(210,000)	(260,000)	(787,771)
Purchases of equipment	(1,134)	-	(1,134)

Cash flows (used in) investing activities	(211,134)	(260,000)	(788,905)

Cash flows from financing activities
Proceeds from the issuance of stock	157	-	12,275
Proceeds from due to shareholder	4,016	3,992	21,069
Proceeds from stock subscriptions	92,100	15,000	134,600
Proceeds from additional paid-in-capital	104,843	-	192,758

Cash flows provided by financing activities	201,116	18,992	360,702

Net increase in cash	8,950	(7,255)	8,986

Cash and cash equivalents, beginning of period	36	7,291	-

Cash and cash equivalents, end of period	$8,986	$36	$8,986

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

Note 1.	NATURE OF ORGANIZATION

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida.

The Company licenses technology and develops educational content and software.  It is intended that the Company’s content and software will be distributed through several media channels.

As of June 30, 2008 and 2007, the Company was a development stage company. SFAS #7 defines a development stage enterprise as one that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through June 30, 2008, the Company did not realize any revenue.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for financial information and in accordance with professional standards promulgated by the Public Company Accounting Oversight Board (PCAOB). They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the years ended June 30, 2008 and 2007, respectively along with the period February 11, 2003 (date of inception) to June 30, 2008.

Summary of Significant Accounting Policies

The Company’s accompanying financial statements are prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.	Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

c.	Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.	Fair Value of Financial Instruments

The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.	Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred.
Since inception of the business, February 11, 2003 through June 30, 2008, the Company did not realize any revenue.

f.	Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998.  As of June 30, 2008, the Company capitalized $787,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company does not anticipate adopting this pronouncement because the Company does not have nor expect to have in the foreseeable future any derivative instruments or hedging activities.

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value.

Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions.  FAS 159 is effective for fiscal years beginning after November 15, 2007, and the Company is currently evaluating the impact that FAS 159 will have on its financial position and results of operations once adopted.

NOTE 3.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of June 30, 2008 and 2007, the Company incurred $956,439 and $663,742. respectively.  The accounts payable and accrued primarily consists of the payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses.

NOTE 4.	DUE TO SHAREHOLDER

As of June 30, 2008 and 2007, the Company incurred $21,069 and $17,053 respectively, which consists of unreimbursed operating expenses incurred by the majority shareholder. The advances do not bear interest or any specific repayment terms.

NOTE 5.	DEPOSITS FROM STOCK SUBSCRIPTIONS

During the years ended June 30, 2008 and 2007, the Company received $134,600 and $42,500 from individuals who invested in stock subscription agreements wherein upon the Company raising additional capital, these amounts are convertible at ten (10) cents per share  into 1,346,000 and 425,000 common shares of the Company.

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

NOTE 6.	AGREEMENTS

Shergold Agreement

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000.  There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement.  The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. As of June 30, 2008, the accrued and unpaid salary to Mr. Shergold is $291,667 plus applicable US employment taxes.

Ruppanner Agreement

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Ruppanner at an annual salary as of $100,000.  There are no additional payments due to Mr. Ruppanner for work performed prior to the date of the employment agreement.

As of June 30, 2008, we have determined that 50% of Mr. Ruppanner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998, and the other 50% is in performing administrative functions related to managing the Company.

As of June 30, 2008, the accrued and unpaid salary to Mr. Ruppanner is $291,667 plus applicable US employment taxes.

Yakiwchuk Agreement

Effective December 31, 2007, the Company entered into an employment agreement with Ms. Yakiwchuk, Secretary of the Company at an annual salary of $120,000. There are no additional payments due to Ms. Yakiwchuk for work performed prior to the date of the employment agreement.

As of June 30, 2008, the Company has determined that 100% of Ms. Yakiwchuk’s time is spent performing administrative functions related to managing the Company.

As of June 30, 2008, the accrued and unpaid salary to Ms. Yakiwchuk is $60,000 plus applicable US employment taxes.

License Representation Agreement

On June 20, 2005, Mr. Shergold, and Smart Kids International Holdings Inc. (SKIH) entered into a license agreement. Pursuant to the license agreement, Mr. Shergold licensed, on an exclusive basis, all of the intellectual property assets owned by Mr. Shergold to SKIH. Pursuant to the license agreement, the Company agreed to pay SKIH a management fee of $5,000 per month and a world-wide exclusive royalty-free license to use the intellectual property assets in connection with the manufacture, distribution, sale and advertising of the intellectual property for the term of the license agreement.  Under the license agreement, the Company shall use its best efforts to support, promote and establish a market for the intellectual property assets and to supply such market by distributing and selling a sufficient volume of the intellectual property to meet demand.

On June 20, 2005, SKIH entered into a license agreement with the Company pursuant to which it sublicensed the intellectual property to the Company. The remaining terms of the sublicense agreement are the same as the license agreement between Mr. Shergold and SKIH.

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

Advisory Agreements

Effective June 8, 2006, the Company entered into an advisory agreement with a firm located in New York City which requires a monthly payment of $5,000.

Lock – Up Agreements

Pursuant to lock up agreements, dated January 31, 2007, between the Company and certain shareholders wherein they have agreed not to, directly or indirectly, sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer or enter into any contract, option or other arrangement with respect to 14,300,000 shares of the Company’s common stock that are owned until and through January 31, 2009.

NOTE 7.	INCOME TAXES

The Company has approximately $203,000 in gross deferred tax assets at June 30, 2008, resulting from net operating loss carry forwards.  A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. Accordingly, the net provision for income taxes is zero as of June 30, 2008.  As of June 30, 2008, the Company has federal net operating loss carry forwards of approximately $509,264 available to offset future taxable income through 2028 subject to the filing of the Company’s United States Federal Income Tax Returns.

As of June 30, 2008, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	-34%
State taxes - net of federal benefits	-5%
Valuation allowance	39%

Income tax rate – net	0%

NOTE 8.	STOCKHOLDERS’ EQUITY

As of June 30, 2008, the Company was authorized to issue 400,000,000 shares of common stock of which 122,748,500 common shares were issued and outstanding.

NOTE 9.	CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. As of June 30, 2008, the Company maintained its cash accounts with financial institutions located in the United States. Historically, the Company has not experienced any losses on its deposits.

Smart Kids Group, Inc.
Notes to Financial Statements
June 30, 2008 and 2007

NOTE 10.	COMMITMENTS AND CONTINGENCIES

The Company shares office space at the residence of the chief executive officer located in Edmonton, Canada at no cost.  In addition, the Company shares office space at the residence of the President & Chief Operating Officer of the Company in Santé Fe, New Mexico at no cost.

NOTE 11.	LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company experienced a net loss of $269,118 for the year ended June 30, 2008 along with an accumulated deficit of $509,264 as of June 30, 2008.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations.

Smart Kids Group, Inc.

For the Three and Six Months Ended December 31, 2008

Balance Sheets	F-15

Statements of Operations	F-16

Statements of Cash Flows	F-17

Notes to the Financial Statements	F-18

Smart Kids Group, Inc.
Certification of the Chief Executive Officer

I, Richard Shergold, Chief Executive Officer and Principal Executive Officer of Smart Kids Group, Inc. hereby certify that the financial statements for the quarterly period ended December 31, 2008 filed herewith and any notes thereto, fairly present, in all material respects the financial position of Smart Kids Group, Inc.’s results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States, consistently applied.

/s/ Richard Shergold

March 19, 2009
Richard Shergold,
Chief Executive Officer
Principal Executive Officer

Smart Kids Group, Inc.
Certification of the Chief Financial Officer

I, Paul Andrew Ruppanner, President and Principal Financial Officer of Smart Kids Group, Inc. hereby certify that the financial statements filed herewith and any notes thereto for the quarterly period ended December 31, 2008 fairly present, in all material respects the financial position of Smart Kids Group, Inc.’s results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States, consistently applied.

/s/ Paul Andrew Ruppanner

March 19, 2009
Paul Andrew Ruppanner
President
Principal Financial Officer

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Balance Sheets

	12/31/2008	6/30/2008
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$560	$8,986
Prepaid expenses	10,000	10,000
Total current assets	10,560	18,986

Fixed assets
Equipment	1,134	1,134
Less: accumulated depreciation	(227)	(113)
Total fixed assets	907	1,021

Other assets
Software development costs	880,771	787,771
Organizational costs, net of amortization	-	-
Subscription receivable	100	100
Total other assets	880,871	787,871

Total assets	$892,338	$807,878

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$1,247,625	$956,440
Due to shareholder	14,348	21,069
Deposits from stock subscriptions	134,600	134,600
Total current liabilities	1,396,573	1,112,109
Total liabilities	1,396,573	1,112,109

Commitments and contingencies	-	-

Stockholders' equity (deficit)
Common Stock, $.0001 par value; 400,000,000 shares authorized, 122,748,500 shares issued and outstanding	12,275	12,275
Additional paid-in-capital	192,758	192,758
Accumulated deficit during the development stage	(709,268)	(509,264)
Total stockholders' equity (deficit)	(504,235)	(304,231)

Total liabilities and stockholders' equity (deficit)	$892,338	$807,878

The financial information presented herein has been prepared by management without audit by independent certified public accountants

See accompanying notes to financial statements, which are an integral part of the financial statements

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Operations

					For the period
	For the three	For the three	For the six	For the six	February 11, 2003
	months ended	months ended	months ended	months ended	(Inception) to
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2008	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-	$-
Cost of goods sold	-	-	-	-	-
Gross profit	-	-	-	-	-

Operating expenses
Stock issued for services	-	-	-	-	14,679
Website maintenance and fees	-	594	-	1,188	9,231
Salaries and wages	68,600	12,500	116,200	25,000	226,200
General and administrative expenses	1,518	5,223	1,954	10,446	110,168
Legal and professional fees	20,300	40,173	81,736	55,173	340,188
Total operating expenses	90,418	58,490	199,890	91,807	700,466

Loss from operations	(90,418)	(58,490)	(199,890)	(91,807)	(700,466)

Other income (expense)
Depreciation	(57)	(429)	(113)	(858)	(8,802)
Total other income (expense)	(57)	(429)	(113)	(858)	(8,802)

Loss before provision for income taxes	(90,475)	(58,919)	(200,003)	(92,665)	(709,268)

Provision for income taxes	-	-	-	-	-

Net loss	$(90,475)	$(58,919)	$(200,003)	$(92,665)	$(709,268)

Net loss per common share (basis and diluted)	(0.0007)	(0.0005)	(0.0017)	(0.0008)	(0.0121)

Weighted average common shares outstanding (basic and diluted)	121,178,500	121,178,500	121,178,500	121,178,500	58,438,855

Dividends paid per common share	$-	$-	$-	$-	$-

The financial information presented herein has been prepared by management without audit by independent certified public accountants

See accompanying notes to financial statements, which are an integral part of the financial statements

Smart Kids Group, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

			For the period
	For the six	For the six	February 11, 2003
	months ended	months ended	(Inception) to
	December 31, 2008	December 31, 2007	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss)	$(200,003)	$(92,665)	$(709,268)
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	113	858	8,802
(Increase) decrease in
Prepaid expenses	-	(10,000)	(10,000)
Organizational costs	-	-	(8,575)
Subscriptions receivable	-	-	(100)
Increase (decrease) in
Accounts payable and accrued expenses	291,185	218,410	1,247,625
Cash flows provided by operating activities	91,295	116,603	528,484

Cash flows from investing activities
Software/website development costs	(93,000)	(72,000)	(880,771)
Purchases of equipment	-	(1,134)	(1,134)
Cash flows used in investing activities	(93,000)	(73,134)	(881,905)

Cash flows from financing activities
Proceeds from the issuance of stock	-	-	12,275
Proceeds / payments from due to shareholder	(6,721)	(17,900)	14,348
Proceeds from stock subscriptions	-	-	134,600
Proceeds from additional paid-in-capital	-	-	192,758
Cash flows provided by financing activities	(6,721)	(17,900)	353,981

Net increase (decrease) in cash	(8,426)	25,569	560

Cash and cash equivalents, beginning of period	8,986	-	-

Cash and cash equivalents, end of period	$560	$25,569	$560

The financial information presented herein has been prepared by management without audit by independent certified public accountants

See accompanying notes to financial statements, which are an integral part of the financial statements

Smart Kids Group, Inc.
Notes to Unaudited Financial Statements
December 31, 2008

Note 1.   NATURE OF ORGANIZATION

Smart Kids Group, Inc. (“the Company’) was formed on February 11, 2003 under the laws of the State of Florida.

The Company licenses technology and develops educational content and software.  It is intended that the Company’s content and software will be distributed through several media channels.

As of December 31, 2008, the Company was a development stage company. SFAS #7 defines a development stage enterprise as one that is devoting substantially all of its efforts to establishing a new business and either planned principal operations have not commenced or planned principal operations have commenced but there has been no significant revenue. From February 11, 2003 (date of inception) through December 31, 2008, the Company did not realize any significant revenue.

NOTE 2.  BASIS OF PRESENTATION AND
   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements include the accounts of the Company. The preparation of these unaudited and condensed financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these unaudited and condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

These unaudited and condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and the notes thereto for the fiscal year ended June 30, 2008.

Summary of Significant Accounting Policies

The Company’s accompanying financial statements are prepared in accordance with United States generally accepted accounting principles. Significant accounting policies are as follows:

a.
Use of Estimates

The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.
Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.
Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.	Fair Value of Financial Instruments The carrying value of cash equivalents, software development costs, and accrued expenses approximates fair value.

e.      Revenue Recognition

The Company recognizes revenue using the accrual method of accounting wherein revenue is recognized when earned and expenses and costs are recognized when incurred. Since inception of the business, February 11, 2003, the Company has not realized any revenue.

f.           Software Development Costs

The Company accounts for its software development costs for its products in accordance with Statement of Position #98 issued by the AICPA in March 1998. As of December 31, 2008, the Company capitalized $880,771 for the costs incurred to-date. Management intends to amortize these costs over their estimated useful life when the Company realizes revenue.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS No. 141(R) changes the accounting for and reporting of business combination transactions in the following way:  Recognition with certain exceptions, of 100% of the fair values of assets acquired, liabilities assumed, and non controlling interests of acquired businesses; measurement of all acquirer shares issued in consideration for a business combination at fair value on the acquisition date; recognition of contingent consideration arrangements at their acquisition date fair values, with subsequent changes in fair value generally reflected in earnings; recognition of pre-acquisition gain and loss contingencies at their acquisition date fair value; capitalization of in-process research and development (IPR&D) assets acquired at acquisition date fair value. Recognition of acquisition-related transaction costs as expense when incurred; recognition of acquisition-related restructuring cost accruals in acquisition accounting only if the criteria in Statement No. 146 are met as of the acquisition date; and recognition of changes in the acquirer’s income tax valuation allowance resulting from the business combination separately from the business combination as adjustments to income tax expense.  SFAS No. 141(R) is effective for the first annual reporting period beginning on or after December 15, 2008 with earlier adoption prohibited.  The adoption of SFAS No. 141(R) will affect valuation of business acquisitions made in 2009 and forward.

NOTE 3.          ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2008, the Company incurred $1,247,625. The accounts payable and accrued expenses primarily consists of the payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses.

NOTE 4.          DUE TO SHAREHOLDER

As of December 31, 2008, the Company incurred $14,348, which consists of unreimbursed operating expenses and professional fees incurred by the majority shareholder. The advances do not bear interest or any specific repayment terms.

NOTE 5.          DEPOSITS FROM STOCK SUBSCRIPTIONS

As of December 31, 2008, the Company received $134,600 from individuals who invested in stock subscription agreements wherein upon the Company raising additional capital, these amounts are convertible into common shares of the Company.

NOTE 6.          AGREEMENTS

Effective December 31, 2007, the Company entered into a lock-up agreement wherein a shareholder that owns approximately 5.2% of the Company’s outstanding common stock agreed to not sell, assign, pledge or otherwise dispose of any rights with respect to the 5,500,000 common shares of the Company that he owns through January 31, 2009.

Effective December 31, 2007, the Company entered into an employment agreement with the Secretary of the Company.  She is to receive annual compensation of $120,000.  The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement.  The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000.  There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement.  The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998.

Effective December 31, 2005, the Company entered into an employment agreement with Mr. Ruppaner at an annual salary as of $100,000.  There are no additional payments due to Mr. Ruppaner for work performed prior to the date of the employment agreement. The Company has determined that 50% of Mr. Ruppaner’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The Company has determined that the remaining 50% of his time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement with Smart Kids Group, International, who leases all of the intellectual property from Mr. Shergold. The agreement was effective June 20, 2005, at an annual fee of $60,000.

Effective June 8, 2006, the Company entered into an advisory agreement which requires a monthly payment of $5,000.  For the six months ended December 31, 2008, the Company incurred $30,000 under this agreement, which is being reflected in the legal and professional expenses in the accompanying financial statements.

NOTE 7.          INCOME TAXES

The Company has approximately $283,707 in gross deferred tax assets at December 31, 2008, resulting from net operating loss carry forwards.  A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. Accordingly, the net provision for income taxes is zero as of December 31, 2008.  As of December 31, 2008, the Company has federal net operating loss carry forwards of approximately $709,268 available to offset future taxable income through 2027 subject to the filing of the Company’s United States Federal Income Tax Returns.

As of December 31, 2008, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	-34%
State taxes - net of federal benefits	-5%
Valuation allowance	39%

Income tax rate – net	0%

NOTE 8.          STOCKHOLDERS’ EQUITY

As of December 31, 2008, the Company was authorized to issue 400,000,000 shares of common stock of which 122,748,500 common shares were issued and outstanding.

NOTE 9.          CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash. Historically, the Company has not experienced any losses on its deposits.

NOTE 10.        COMMITMENTS AND CONTINGENCIES

The Company shares office space at the residence of the founder at no cost.

NOTE 11.        LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company experienced a net loss of $200,003 for the six months ended December 31, 2008 along with an accumulated deficit during the Company’s development stage of $709,268 as of December 31, 2008.

The Company’s management is in the process of filing securities documents with the United States Securities and Exchange Commission in order to raise additional financing.

The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations.

[OUTSIDE BACK COVER OF PROSPECTUS]

SMART KIDS GROUP, INC.
2,330,200 SHARES COMMON STOCK

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US ($)
SEC Registration Fee	$794
Transfer Agent Fees	$5,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$40,000
Printers	$5,000
Miscellaneous	$0
Total	$80,784

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide for indemnification to the full extent permitted by the laws of the State of Florida for each person who becomes a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator, or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign in any capacity at the request of the corporation. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 15.       RECENT SALES OF UNREGISTERED SECURITIES

On March 8, 2005, the Company issued an aggregate of 15,000 shares of common stock to Sean Slipchuk for services rendered. Mr. Slipchuk rendered services related to website design, website development and maintenance. In aggregate, Mr. Slipchuk billed the Company $1,500 for these services, and agreed to accept stock in lieu of cash payment at a price of $0.10 per share. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On July 11, 2006, the Company issued an aggregate of 250,000 shares of common stock to Reich Bros. in consideration for services rendered as a business advisor. These shares were rendered in accordance with the Agreement between the Company and Reich Brothers dated June 8, 2006, attached to this registration statement as Exhibit 10.9. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

On December 15, 2007, the Company issued an aggregate of 200,000 shares of common stock to Nimbus Development Corp. for services rendered. Nimbus development rendered business consulting services relating advisement of the Company becoming publicly traded and reporting with the SEC. Nimbus Development billed the Company $20,000 for these services, and agreed to accept stock in lieu of cash payment at a price of $0.10 per share. These shares were issued without registration under the Securities Act of 1933, as amended, under the exemption afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuance did not involve a public offering.

During the years ended June 30, 2008 and 2007, the Company received an aggregate of $177,100 from individuals who invested in stock subscription agreements wherein upon the Company raising additional capital, these amounts are immediately convertible at ten (10) cents per share into 1,771,000 common shares of the Company. Each of the respective investors may convert the principal amount into our common stock at any given time upon written notice to the Company. The Company issued these securities under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

ITEM 16.        EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Articles of Incorporation of Smart Kids Group, Inc. (1)

3.1.1	Amended Articles of Incorporation of Smart Kids Group, Inc. (1)

3.2	Bylaws (1)

4.1	Form of Common Stock Certificate (1)

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Licensing Agreement between Richard Shergold and Smart Kids International Holdings, Inc. (1)

10.2	Sublicense Agreement, dated June 20, 2005, between Smart Kids International Holdings, Inc. and Smart Kids Group, Inc. (1)

10.3	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Richard Shergold (1)

10.4	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Paul Andrew Ruppanner (1)

10.5	Employment Agreement, dated August 1, 2005, between Smart Kids Group, Inc. and Lisa Yakiwchuk (1)

10.6	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Al Hawryluk (1)

10.7	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Gary Lee Jorvorsky (1)

10.8	Lock-up Agreement, dated January 1, 2007, between Smart Kids Group, Inc. and Sean Slipchuk (1)

10.9	Agreement with Reich Brothers, Inc. dated June 8, 2006.

14.1	Smart Kids Group, Inc. Code of Ethics (2)

14.2	Smart Kids Group, Inc. Code of Business Conduct (2)

23.1	Consent of Conner & Associates, P.C., certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 1 (SEC File No.: 333-153294) filed on September 30, 2008.
(2)	Incorporated by reference from the Company’s Registration Statement on Form S-1/Amendment No. 2 (SEC File No.: 333-153294) filed on December 15, 2008.

ITEM 17.        UNDERTAKINGS

The Registrant undertakes:

1.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
Since the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. “

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Edmonton Alberta, Canada on March 19, 2009.

SMART KIDS GROUP, INC.

By:	/s/ RICHARD SHERGOLD
Richard Shergold
Chief Executive Officer and Chairman
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ RICHARD SHERGOLD	Chief Executive Officer and Chairman	March 19, 2009
Richard Shergold	(Principal Executive Officer)

/s/ PAUL ANDREW RUPPANNER	President Director	March 19, 2009
Paul Andrew Ruppanner	(Principal Financial Officer and Principal Accounting Officer)

/s/ LISA YAKIWCHUK	Administrative Officer, Secretary and Director	March 19, 2009
Lisa Yakiwchuk

/s/ KELLY KOT	Director	March 19, 2009
Kelly Kot